UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300 www.tcbk.com
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Date	Thursday, May 21, 2026
Time	11:00 AM, Pacific Time
Record Date	March 31, 2026
Location	63 Constitution Drive
Chico, CA 95973
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of TriCo Bancshares will be held on Thursday, May 21, 2026, at 11:00 AM Pacific Time for the following purposes:

Items of Business
Proposal 1: Elect 11 directors for terms expiring at the 2027 Annual Meeting of Shareholders. The nominees for election are:

Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook	Margaret L. Kane
Michael W. Koehnen	Anthony L. Leggio	Martin A. Mariani	Thomas C. McGraw
Jon Y. Nakamura	Richard P. Smith	Kimberley H. Vogel
Proposal 2:    Approve, on an advisory basis, the compensation of our executives.
Proposal 3:    Approve an amendment to the TriCo Bancshares bylaws to eliminate cumulative voting.
Proposal 4:    Ratify the selection of Baker Tilly US, LLP as our independent registered public accounting firm for 2026.
Proposal 5:     Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

If you have any questions or need additional information, please contact Georgeson LLC, our proxy solicitor, at 51 West 52nd Street, 6th Floor, New York, NY 10019, or by telephone at 1-877- 811-6559.

By Order of the Board of Directors,
Michael W. Koehnen
Secretary, TriCo Bancshares
Chico, California
April 17, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2026

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2025 and the 2026 Proxy Statement are available at https://www.tcbk.com/about/investor-relations.

For more information on how to cast your vote,
please see the Questions and Answers section beginning on page 72.

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether or not you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

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Proposals to be Voted on at the Annual Meeting
The Board of Directors of TriCo Bancshares ("TriCo," the "Company" or “we”) is providing this proxy statement to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place at 11:00 a.m., Pacific Time on May 21, 2026, and any adjournments and postponements of the annual meeting, which we refer to collectively as the "meeting." These proxy materials were first made available to shareholders on or about April 17, 2026.

As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement. The following is a summary of the proposals that will be presented at the meeting.

1.Election of Directors
Eleven directors will be elected this year for terms expiring at our annual meeting in 2027. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook	Margaret L. Kane
Michael W. Koehnen	Anthony L. Leggio	Martin A. Mariani	Thomas C. McGraw
Jon Y. Nakamura	Richard P. Smith	Kimberley H. Vogel

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the Company and certain other information.
The 11 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present, subject to the Company's majority withhold vote policy. We know of no reason why any nominee may be unable to serve as director. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board of Directors (the “Board”) may reduce the size of the Board.
Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws, which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
The Board recommends a vote FOR the election of all 11 nominees.

2.Advisory Vote Concerning Executive Compensation
We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement by voting on the following proposal:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in the proxy statement for the 2026 annual meeting of shareholders.”

Detailed information about the compensation of our named executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 49 and “Compensation Discussion and Analysis,” beginning on page 30. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer
Annual Proxy Statement 1

compensation to, and to reward executive officers for, the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The proposal will be adopted if a majority of the shareholders are present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding. However, our Board and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our 2027 annual meeting of shareholders.

The Board recommends a vote FOR approval of the Company’s executive compensation program.

3.Amendment to the Company’s Bylaws to Eliminate Cumulative Voting Rights
The Company’s shareholders are currently permitted to exercise cumulative voting rights in director elections. Cumulative voting enables a shareholder to concentrate his or her voting power by allocating to one director nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute those votes among two or more nominees. Consequently, a shareholder or group of shareholders holding a sufficient number of shares may be able to elect one or more directors by cumulating votes. Pursuant to the California General Corporation Law (the “CGCL”), the approval of a majority of the Company’s outstanding shares entitled to vote at the Meeting is required to eliminate cumulative voting.

Our Board has determined that it is in the best interests of the Company and its shareholders to eliminate cumulative voting. At its February 19, 2026 meeting, the Board unanimously approved and recommended that our shareholders approve amendments to our bylaws to eliminate cumulative voting in all director elections (the “Cumulative Voting Amendment”). Detailed information about the proposed amendment can be found at “Proposal 3. Amend the Company’s Bylaws to Eliminate Cumulative Voting” and Appendix B.

The Board recommends a vote FOR approval of the amendment to the Company’s Bylaws to eliminate cumulative voting.

4.Ratification of Selection of Independent Registered Public Accounting Firm
Our audit committee has selected the firm of Baker Tilly US, LLP as our independent registered public accounting firm for 2026.
The affirmative vote of a majority of those shareholders are present and voting at the meeting will ratify the selection of Baker Tilly US, LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Baker Tilly US, LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 70.
The Board recommends a vote FOR the ratification of the selection of
Baker Tilly US, LLP as our independent registered public accounting firm for 2026.

Your vote is important! Please cast your vote as soon as possible. Shares of common stock held directly with our transfer agent, Computershare, must be voted by Internet or phone no later than 12:00 a.m. Pacific Time on May 21, 2026.

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Proxy Solicitation - Expenses

The Company will bear the cost of soliciting proxies. In addition to the use of the mail, proxies may be solicited personally or via telephone or the internet by directors, officers and employees of the Company. We may reimburse persons holding shares in their names or names of their nominees for their expenses in sending solicitation material to their beneficial owners. The Company has engaged Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, NY 10019, to assist in soliciting proxies for a fee of $23,000, plus expenses.

For more information on how to cast your vote, please see the Questions and Answers section beginning on page 72.

PROXY STATEMENT HIGHLIGHTS

Attending the Annual Meeting:
Shareholders of record of TriCo Bancshares common stock or authorized representatives of a beneficial holder of TriCo Bancshares Common Stock, or their legal proxy holders, as of the close of business on March 31, 2026, the record date, are entitled to attend the Annual Meeting. The meeting will start at 10:30 a.m. Pacific Time on May 21, 2026, at the Company’s headquarters, located at 63 Constitution Drive, Chico, CA 95973.

Shareholders may vote before the date of the meeting using one of the methods provided on the proxy card. Shareholders holding shares of common stock directly, though our transfer agent, Computershare, may vote at the meeting. We recommend that shareholders vote by mail, internet, or telephone prior to the meeting, even if they plan to attend the meeting in person.

For more information on how to cast your vote,
please see the Questions and Answers section beginning on page 72.

About Our Company
TriCo Bancshares is a bank holding company headquartered in Chico, California. Our common stock is listed on the Nasdaq Stock Market where it trades under the symbol "TCBK".
Through our subsidiary, Tri Counties Bank (the "Bank"), we are dedicated to providing exceptional service for individuals and businesses throughout California. The Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TCBK.com to learn more. The information on our website is not part of this proxy statement.

Corporate Performance Highlights
•Net interest margins that exceeded peers and most regional and national financial institutions
•Strong capital, liquidity, and asset quality positions
•Net income grew to $121.6 million for 2025 compared to $114.9 million during 2024
•$9.8 billion in assets at December 31, 2025 and reductions in other borrowings and junior subordinated debt of $77.9 million and $59 million, respectively during 2025
•Continued to maintain an above peer allowance for credit losses to total loan ratio and below peer past due loan ratio
•Operating efficiency was 57.5% in 2025 compared to 59.1% in 2024 amid strong inflationary and competitive pressures
Annual Proxy Statement 3

•Continued investment in people, processes, and technology to enhance our risk management capabilities and to drive process improvement and ability to scale
• A $1.38 per share cash dividends paid in 2025, a $0.06 or 4.5% increase from the $1.32 per share cash dividends paid in 2024

Corporate Governance Highlights
Our Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and, as necessary, enhances its practices in relation to Board independence, Board accountability, and Board effectiveness. Below are some highlights of our Board governance program.

Board Independence
•Strong Independent Lead Director: The Board of Directors has an active and empowered Independent Lead Director.
•Substantial Majority of Independent Directors: Ten of our 11 directors are independent under Nasdaq listing standards. The Chief Executive Officer is the only member of management who is nominated for election to the Board of Directors.
•Independent Director-Led Committees: All committees of the Board of Directors are comprised of and chaired by directors who are independent under Nasdaq listing standards.
•Executive Sessions: Independent directors meet in executive sessions as needed at regularly scheduled board and committee meetings; however, it is possible that non-independent directors and/or independent directors who are not members of the committee will attend such sessions.
Board Accountability
•Corporate Culture: Directors review and approve our Code of Business Conduct and Ethics annually.
•Attendance: Directors nominated for election had an over 97% aggregate attendance rate in 2025 for all Board and assigned committee meetings.
•Annual Elections Subject to Majority Vote: Our board has implemented a majority voting policy for uncontested director elections. The policy requires a director receiving more “Withhold” than “For” votes to submit a resignation, which will be considered by the corporate governance and nominating committee.
•Retirement Age: To encourage Board turnover/refreshment, our Bylaws provide that a director shall not stand for re-election at the Annual Meeting if that director will be 75 years or older at the time of election.
•Director Compensation: Director compensation is reviewed and approved annually by the compensation and management succession committee.
•Oversight of Strategy: The Board of Directors oversees the development of our strategic plan each year and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of the strategic plan.
•Stock Ownership Requirements: Directors are required to own TriCo stock equal in value to five times their annual retainer fee within five years of their Board appointment.
•Oversight of Succession Planning: The Board engages in an annual succession planning review meeting for both the Board and senior executives in addition to regular succession planning discussions at the committee level.
•New Board Members: We have added five new independent directors since 2020.
•Diverse Skills and Experience: Our directors have skills and experience in the areas of banking, finance and accounting, digital technology, marketing, regulatory, public company, C-suite, information technology, cyber security, small business, risk management, compliance, legal, agriculture sustainability, and thorough knowledge of the Company's geographic and banking/financial sector markets.
•Commitment to Diversity: The Board has outlined its commitment to diversity in the corporate governance guidelines, see "Board of Directors - Commitment to Diversity" on page 15..
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•No Poison Pill: We do not have any shareholder rights plan (or poison pill) in place.

Board Effectiveness
•Committee Self-Assessments: The Board, and all of its committees conduct annual evaluations. The Board and management implement action plans and make adjustments based on directors’ feedback.
•Director Skills and Expertise: The Board annually reviews directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historic and emerging needs of our business. The Board has added five new directors since 2020 to further enhance the Board’s skills and expertise. The Board does not consider individual directors to be responsible for particular areas of the Board's focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors, that, as a whole, represent a mix of experiences and skills that allows appropriate deliberation of all issues that the Board might be likely to consider.
•Director Education/Training: We maintain a director education program, with director education sessions conducted throughout the year. Directors are also encouraged to attend outside education events and report what they learned to the entire Board.
•Over-boarding Restrictions: All directors are subject to over-boarding restrictions and can serve on no more than four (4) public company boards (including TriCo).
•Strong Corporate Governance Guidelines: The corporate governance guidelines and board committee charters are reviewed annually to maintain strong and sound governance practices.

Executive Compensation Highlights

Strong Best Practices
•Annual review of pay equity practices
•Annual say-on-pay advisory vote
•Robust code of business conduct and ethics
•Pay for performance
•Use of independent compensation consultant which reports directly to the compensation and management succession committee
•No tax gross-ups
•No option repricing without shareholder approval
•Stock ownership guidelines for executive officers
•Clawback policy and provisions
•Balanced focus between short and long-term forms of incentive compensation, which are tied to Company performance and shareholder value creation

Corporate Responsibility Highlights

Overview
We take a comprehensive approach to corporate social responsibility that includes investing in our communities and creating a culture of strong corporate governance and risk management. We believe that this approach enables us to more effectively serve our shareholders, clients, communities, and colleagues. We focus on creating value through the following prioritized areas: governance; a diverse workforce; engaging and empowering employees; and investing in our communities, including affordable housing, direct giving, partnering with small business investment companies, and employee volunteerism.

Human Capital / Social Highlights

We believe that a high-performing collaborative workforce is a key to success. This includes a safe and inclusive workplace that promotes diversity of thought and perspective and promotes our values of trust, respect, integrity, communication and opportunity. We seek to maintain an environment that values unique opinions and beliefs, inspires innovative solutions, and enables people to thrive.
Annual Proxy Statement 5

Furthermore, we strive to have a workforce that reflects the communities we serve and continue to promote diversity in leadership roles. We are committed to providing an inclusive, supportive, and discrimination-free workplace. We reward and recognize employees based on their individual and departmental performance as well as overall Company results.

We attract and retain employees by offering professional growth opportunities through various training and development programs, and by offering competitive compensation and benefits packages. Our benefits include employer subsidized health insurance, wellness initiatives, employee assistance programs, a 401(k) retirement plan, tuition reimbursement, and an employee stock ownership plan.

We encourage our team members to share their talents in their communities through volunteer activities in education, economic development, human and health services, and community reinvestment.

For more information about our human capital management practices, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025.

Corporate Social Responsibility - Community Engagement
Our success is contingent upon and a reflection of the successful economic growth and vitality of the communities we serve. Each year, we strive to provide a broader range of financial resources and services to reach those traditionally underserved by other banks. To this end, in 2025, Tri Counties Bank continued to demonstrate our leadership by:

•Achieving an “Outstanding” rating for performance under the Community Reinvestment Act (“CRA”) following the FDIC’s most recent CRA exam.
•Collaborating with community partners to sustain down payment assistance programs and fully fund down payment grants for low- and moderate-income borrowers throughout our branch footprint.
•Continuing to offer the Homeownership Access Program, a special purpose credit program that provides a lender credit of up to $7,500. This program is aimed at increasing homeownership in historically disadvantaged Black and Hispanic communities in the Bank’s retail market. Additionally, we are maintaining our partnership with a nationally recognized community development organization that collaborates with low-income families to build and sustain healthy homes and communities. This partnership includes offering a mortgage loan that acknowledges the sweat equity contributions of homeowners.
•Continuing the Small Business Empowerment Program, a special purpose credit program to help small businesses in our communities gain access to credit. This program provides flexible underwriting criteria for eligible small businesses applying for Business Credit Cards up to $25,000, Small Business Lines of Credit up to $50,000, or Small Business Secured Loans up to $75,000. The program is designed for self-identified minority, veteran, LGBTQ+ and women majority-owned small businesses.
•Partnering with a non-profit economic development district that serves a three-county area by providing business financing and collaboration in economic development to create a support network providing mentorship and customized technical assistance to minority business owners.
•Supporting our communities with $1.6 million in donations and sponsorships including over $680,000 in charitable contributions to support low- and moderate-income community initiatives.
•Encouraging our employees to give back to the communities we serve, leading to both monetary contributions and more than 10,000 volunteer hours of service to non-profits, community organizations, schools, and youth programs. Over 4,500 of these hours were focused on providing leadership, financial literacy training and support to organizations that benefit low-and-moderate-income communities.
•Continuing our scholarship program, which awards more than $110,000 annually to students who demonstrate interest in public service, community engagement and business entrepreneurship. In 2025, we awarded sixty $1,500 scholarships to students with a Student Aid Index of zero or less, and a minimum GPA of 2.5.
•Partnering with the FBI to host educational seminars on preventing elder fraud.
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•Maintaining our BankOn Certification of our MoneySmart Checking product to promote safe and affordable banking services to under-banked individuals.
•Participating in the Federal Home Loan Bank of San Francisco’s grant programs that include affordable housing, economic development for small businesses, and down payment assistance to qualified low-income homebuyers in California, including the Workforce Initiative Subsidy for Homeownership (WISH) Program. Together with the Bank, these initiatives have funded nearly $2 million in down payment assistance, economic development for small business, and affordable housing projects.
Sustainability Highlights
Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible.

•We regularly encourage our customers to choose to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services.
•We continued to expand our initiative that allows many documents (including account and loan documents) to be signed electronically.
•We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
•Our operations center utilizes solar panels to reduce energy use.
•We give our shareholders the opportunity to receive our proxy materials electronically to help us reduce our production, use and delivery of significant quantities of paper.
•A portion of our workforce periodically works remotely with some completely remote.

Our Culture

Our values are the foundation and the moral compass for everything we do.
Our values should guide every conversation we have, every decision we make, and every interaction we have with our customers and our fellow employees.
Our values are simple and rely on common sense – just some basic rules to live and work by. The difference is in how we abide by our values and hold each other accountable.
We won’t always be perfect, but we strive to live and work by these every day.
We have five core T.R.I.C.O. values:
•Trust - We strive to earn the trust of our customers and colleagues.
•Respect - We appreciate and value others and treat them kindly.
•Integrity - We act with sincerity and honor the commitments we've made.
•Communication - We are thoughtful and transparent in our communication.
•Opportunity - We look for ways to exceed the expectations of our customers.

Shareholder Alignment and Engagement
Our executives meet quarterly with shareholders / investors / analysts via video/phone following its release of earnings. In addition, executive management attend numerous investor conferences throughout the year which are attended by current and potential investors in our common stock. Some of the virtual and in-person meetings had more than one shareholder present. Feedback from shareholders is important to consider and we value opportunities for engagement.
Annual Proxy Statement 7

BOARD OF DIRECTORS

At the meeting, shareholders will elect 11 directors to serve for terms expiring at TriCo’s 2027 Annual Meeting of Shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting. Each nominee currently serves as a director of TriCo and our wholly-owned subsidiary, Tri Counties Bank. In addition to the TriCo Board committees, the directors also serve on committees of the Bank’s Board of Directors. Age is as of March 31, 2026.

Kirsten E. Garen
Age: 63 Director Since: 2020	Committees: • IT/Cybersecurity (Chair) • CRA	• Audit
Since January 2024, Ms. Garen has been a partner at Fortium Partners, headquartered in Plano, TX, which provides technology leadership-as-a-service. From 2020 to 2022, Ms. Garen was SVP, Chief Information Officer at CDK Global, San Jose, CA, a provider of integrated data and technology solutions to the automotive, heavy truck, recreation, and heavy equipment industries. From 2017 to 2020, she was EVP, Chief Information Officer for Delta Dental of California/Dentegra Insurance Co., San Francisco, CA. She also led the Technology, Cybersecurity and Enterprise Project Management Office for Delta Dental of California and its affiliate companies. From 2011 to 2017, she was Senior Executive Vice President and Chief Information Officer at Bank of the West, San Francisco, CA (now BMO Harris Bank, N.A., a subsidiary of BMO Financial Group, Toronto, Canada). She has over 20 years of experience managing IT strategies and implementation for financial services and insurance companies.
She is currently a member of the Netskope’s Technical Advisory board, a cloud provider of cybersecurity services, a board member for the NorCal International Women’s Forum, a member of the National Association of Corporate Directors, and a former board member of the Commonwealth Club of California and FTV Capital, a private equity firm.
We nominated Ms. Garen due to her experience in creating and implementing business and technology roadmaps, including portfolio construction, delivery metrics, digital modernization, cybersecurity and risk mitigation as well as her information technology expertise.

Cory W. Giese
Age: 47 Director Since: 2013	Committees: • Risk • IT/Cybersecurity	• Nominating and Corporate Governance • Executive
Mr. Giese has been independent Lead Director since May 2020. Mr. Giese is a Certified Public Accountant and a principal at Cory Giese CPA, a certified public accounting firm in Truckee, CA, since 2006. Since December 2024, he is Chief Financial Officer at Alpenglow Timber LLC, a wood products facility in Truckee, CA. He served as a tax consultant for Asena Family Office, an international tax and advisory firm from January to November 2024. Previously, he was an owner of Giese Swaney, LLC, a certified public accounting firm in Incline Village, NV.
We nominated Mr. Giese based on his business background, accounting background and his ties to and familiarity with several of the communities in which we operate.

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John S. A. Hasbrook
Age: 66 Director Since: 2002	Committees: • Nominating and Corporate Governance (Chair) • Compensation and Management Succession	• Audit
Mr. Hasbrook is President of SunWest Wild Rice Co., Inc, Winters, CA a food marketing company since 2000 and President of Hasbrook-Fetter Farms, Inc., Winters, CA, a family-owned farming operation since 1989. He was Vice President, Marketing of SunWest Foods, Inc., Davis, CA, a rice milling and marketing company from 1989 until his retirement in 2022. He has been a board member of the Solano Water Agency, Lower Putah Creek Coordinating Committee since 2023, a municipal agency responsible for management and restoration of the Putah Creek watershed in California. Mr. Hasbrook also serves as an advisor to the Santa Clara University Leavey School of Business Institute of
Food Innovation and Entrepreneurship and has been a member of the finance and audit committees of the Catholic Diocese of Sacramento since 2016.
We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking, and deep roots in agribusiness and food marketing. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the Bank operates and the agriculture industry (including climate and sustainability matters) in particular.

Margaret L. Kane
Age: 70 Director Since: 2020	Committees: • CRA (Chair) • IT/Cybersecurity	• Risk
Dr. Kane is President and Chief Executive Officer of Kane Bank Services (“KBS”), Sacramento, CA, a consulting firm she founded in 1999. KBS provides consulting services to domestic and international financial institutions in areas including customer experience and advocacy, sales management, product distribution, employee and manager training and development, distribution strategies, and revenue growth. Prior to KBS, from 1988 to 1998, Dr. Kane was an Executive Vice President at Wells Fargo Bank, San Francisco, CA, prior to its combination with Norwest Corp, Minneapolis, MN, where she was head of the retail branch network and also developed and managed the bank’s In-Store Banking Program from inception.
Dr. Kane is a board member of the Harvard Club of Sacramento since 2011. She is past member of the executive committee of the Harvard Alumni Association in Cambridge, MA (2022-2024), serving as treasurer, and was a board member of the Harvard Alumni Association (2018-2024). She has also served on the boards of numerous non-profit organizations throughout her career.
We nominated Dr. Kane because of her deep understanding of the banking industry, including banks our size as well as large national and international institutions, her experience in retail banking, and her knowledge in strategic planning, development and execution as well as corporate governance. She is also very active in the Sacramento community and has in-depth knowledge of this key market and its businesses.

Annual Proxy Statement 9

Michael W. Koehnen
Age: 65 Director Since: 2002	Committees: • Risk	• Executive
Mr. Koehnen has been our Vice Chairman since 2010 and Corporate Secretary since 2021. He is an owner and since 1994, President of C.F. Koehnen & Sons, Inc., Glenn, CA, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also owner of C.F. Koehnen & Sons Orchards and president and owner of Riverwest Processing, Glenn, CA, an almond processing company, and president of several other agricultural-related entities, including Koehnen Farming Company, PK Exports, Koehnen Farming Company and K3 Exports Inc.
We nominated Mr. Koehnen because of his leadership experience and knowledge of management development, corporate governance, business operations and financial investment related matters. In addition, his extensive involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board regarding agriculture, sustainability, climate and domestic, commodities, and international supply-chain matters. Furthermore, he has held a significant number of shares of the Company for some time, providing prospective on long-term shareholder interests. As a longtime resident of the Chico, California area, he also has a wealth of knowledge of the surrounding areas and the businesses in Northern California.

Anthony L. Leggio
Age: 73 Director Since: 2022	Committees: • Risk • CRA
Mr. Leggio became a director upon our acquisition of Valley Republic Bancorp in March 2022. Prior to that he served as a director of Valley Republic Bancorp and Valley Republic Bank since its start in 2008. He has been President/Manager of Bolthouse Properties, LLC, a commercial and residential real estate development firm located in Bakersfield, CA since 2005. He is Manager and President of Bolthouse Investments, LLC, Bakersfield, CA, a registered investment advisor. Mr. Leggio served as Vice President and General Counsel of Wm Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was managing partner of a Bakersfield area law firm for nearly 25 years.
Mr. Leggio serves as a director of Tejon Ranch Company, Lebec, CA (NYSE: TRC), a diversified real estate development and agribusiness company (since 2012) and is currently chair of TRC's audit committee as well as a member of its executive and real estate committees. He is also a director of a number of private company boards located in Central and Southern California in the farming, auto and manufacturing fields. He is a licensed attorney in the State of California.
We have nominated Mr. Leggio because of his community involvement as well as his knowledge of key industries in, and the economies of, the Central Valley of California. In addition, he has experience in implementing business strategies and strategic plans, agriculture and farming, energy production, real estate development, legal matters, corporate governance, risk management, conservation, sustainability, and financial and investment management. Furthermore, he holds a significant number of shares of the Company, providing perspective on long-term shareholder interests.

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Martin A. Mariani
Age: 69 Director Since: 2014	Committees: • Compensation and Management Succession (Chair) • Nominating and Corporate Governance	• Audit
Mr. Mariani farms almonds and walnuts and is a partner in Mariani Nut Company, a nut processor based in Winters, CA. He is also a managing member of Monticello Farming Company, Winters, CA, an almond and nut farm, and Scribe Vineyards & Winery, Sonoma, CA. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a past board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board and is currently a member of the audit committee; a member of the Dean’s Advisory Board for the College of Agriculture and Environmental Sciences at UC
Davis; and a fellow at the American Leadership Forum, Mountain Valley Chapter.
We nominated Mr. Mariani based on his small business, financial, strategic planning, corporate governance, executive management, and agricultural industry backgrounds as well as his familiarity with, and deep roots in, community banking. In addition, his agricultural background allows him to provide valuable insights to the Board regarding sustainability, climate and supply-chain matters.

Thomas C. McGraw
Age: 74 Director Since: 2018	Committees: • CRA • IT/Cybersecurity	• Risk • Executive
Mr. McGraw has been a director since we acquired FNB Bancorp in 2018. Prior to that he was the Chief Executive Officer of FNB Bancorp and its subsidiary, First National Bank of Northern California (“First National Bank”) from 2002 to 2018 and its president from 2001 to 2002. He was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to 2018.
We have nominated Mr. McGraw because of his extensive knowledge of key issues and trends affecting the Company, the San Francisco Bay Area banking market, First National Bank's customers, and the banking industry in general. Mr.
McGraw also is active in certain of the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Moreover, as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge in executive management, mergers and acquisitions, and key issues and trends affecting the Company and its business in the San Francisco Bay Area. Furthermore, he has held a significant number of shares of the Company for some time, providing perspective on long-term shareholder interests.

Jon Y. Nakamura
Age: 69 Director Since: 2022	Committees: • Audit • Risk (Chair)

Mr. Nakamura was employed by MUFG Union Bank, N.A. from 2005 to January 2022, including serving as Director and Assistant General Counsel from 2014; prior to that he served as SVP, Compliance Counsel. In these roles, he advised the bank and its holding company, MUFG Americas Holding Corporation, regarding a range of legal, risk and financial regulatory matters. Previously he served as Assistant General Counsel of the Federal Reserve Bank of San Francisco from 1999 to 2005. He is a licensed attorney in the State of California. He is Treasurer of the San Francisco Prep Hall of Fame.
We have nominated Mr. Nakamura because of his depth of knowledge in governance, legal, compliance and risk matters facing the banking industry, and his experience at a larger growth-oriented financial institution. He also has deep roots in the San Francisco Bay Area, including Santa Clara County, providing insight into a number of our important growth markets.
Annual Proxy Statement 11

Richard P. Smith
Age: 68 Director Since: 1999	President & CEO Board Chairman	Committees: • Executive
Mr. Smith has been Chairman of the Board since May 2020. He has served as the President and Chief Executive Officer of TriCo and the Bank since 1999. Mr. Smith joined the Bank in 1994 as Vice President and Chief Information Officer. He was Senior Vice President-Customer/Employee Support and Control from 1997 until 1998, when he was promoted to Executive Vice President in the same capacity. Mr. Smith was named president of the Bank and executive vice president of TriCo in 1998. He served as Chairman of the California Bankers Association (“CBA”) during 2011 and is currently a member of the California Bankers board of directors and has served on several of their committees. Mr. Smith was honored as CBA’s 2024 Distinguished Banker of the Year
We have nominated Mr. Smith because we believe including the President and Chief Executive Officer on the Board and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 30 years of banking experience, including over 25 years as the Bank’s chief executive officer. In addition, Mr. Smith serves (or has served) on a number of industry association committees discussed above. This wealth of experience allows him to provide valuable insights to the Board concerning the banking industry and the Bank.

Kimberley H. Vogel
Age: 58 Director Since: 2020	Committees: • Audit (Chair) • IT/Cybersecurity	• Compensation and Management Succession
Ms. Vogel currently serves as a member of the board of directors of TriplePoint Venture Growth BDC Corp. (NYSE: TPVG), Menlo Park, CA – an externally-managed business development company focused on providing customized debt financing and equity investments to venture growth stage companies in technology and other high-growth industries (since 2021). She serves as chair of the Audit Committee and on the Valuation, Governance and Nominating, and Compensation Committees. Ms. Vogel also served as a member of the board of directors Forge Global Holdings, Inc. (NYSE: FRGE), San Francisco, CA – a provider of marketplace infrastructure, data services, and technology solutions for private market participants from 2022 until its acquisition by Charles Schwab Corporation in 2026. During her tenure, she served as Chair of the Audit Committee, Chair of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee. She was on the board of Forge Europe GmbH, Federal Republic of Germany – a private company which provides a global marketplace for private shares in Europe, jointly owned by Forge Global Holdings, Inc. and Deutsche Börse (1/2024 - 3/2026). She is currently an instructor in the Continuing Studies program at Stanford University, teaching strategic financial leadership and modern finance practices (since 2024).
Ms. Vogel was President, Co-Founder, and director of BaseVenture Investing, Inc., a cloud-based software company that developed investment management solutions for financial reporting, data visualization, and process management, from 2014 to 2019. She served as Transitional
President in 2019 after the company was sold to Fidelity National Information Services (FIS). From 2005 to 2014, Ms. Vogel served as Chief Financial Officer at mFoundry, Inc., a provider and innovator in mobile banking and mobile payment services, also purchased by FIS in 2013.
She served on the board of trustees of Saint Mary’s College of California, Moraga, CA for over eight years; and is CFO and an ex-officio director of the Harvard Business School Association of Northern California. Ms. Vogel is a Certified Public Accountant.
We have nominated Ms. Vogel based on her financial and accounting background and her experience with financial services, emerging technologies, corporate accounting/finance, acquisitions, and public company governance, particularly her understanding of developments in the fintech industry and such industry's impact on the delivery of, and competition for, bank services. We have also determined that her background and experience also qualifies her to serve on our audit committee as a financial expert under SEC rules.
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CORPORATE GOVERNANCE, BOARD NOMINATIONS
AND BOARD COMMITTEES

Corporate Governance
We have long believed that strong corporate governance is critical to ensuring that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the rules of the SEC and the listing standards of the Nasdaq Stock Market.

Code of Conduct; Code of Ethics for Chief Executive Officer and Senior Financial Officers. Our board of directors has adopted a code of ethics and business conduct (“code of conduct”) that applies to all of our directors, officers and employees. The code of conduct sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. In addition, our board of directors has adopted a code of ethics for the chief executive officer and senior financial officers (“code of ethics”) that applies to our Chief Executive Officer, our Chief Financial Officer and any other officer serving in a finance function and sets forth specific standards of conduct and ethics that we expect from such individuals in addition to those set forth in the code of conduct. We expect that any amendments to the code of conduct or the code of ethics, or any waivers of their respective requirements, will be disclosed on our website, as well as any other means required by Nasdaq rules or the SEC.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist our Board of Directors in the exercise of its fiduciary duties and responsibilities and to promote the effective functioning of our Board and its committees.

Insider Trading Policy. Our Insider Trading Policy governs the purchase, sale, and other dispositions of TriCo Bancshares securities by our directors, executive officers, employees, their related parties, and third parties engaged on our behalf. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations in the U.S. as well as the applicable Nasdaq listing standards. In addition, certain individuals, including directors, executive officers, and certain other senior employees, are subject to trading blackout periods and special pre-clearance and reporting requirements related to their trading activity in the Company’s stock. With regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of the Insider Securities Trading Policy was filed as Exhibit 19 to our 2025 Annual Report on Form 10-K.

Committee Charters. Our audit, nominating and corporate governance, compensation and management succession, risk and IT/cybersecurity committees maintain written charters that are reviewed each year.

You can view our code conduct, code of ethics, corporate governance guidelines, and TriCo committee charters on our website at https://www.tcbk.com/about/corporate-governance. You may also request copies of these documents by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

Board Leadership Structure
Independent Board Leadership
Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our shareholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board’s Leadership Structure
Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of shareholders and other stakeholders. In accordance with Corporate Governance Guidelines, our Board has
Annual Proxy Statement 13

the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board.

In May 2025, the Board conducted its annual review of its current structure, with Richard Smith as Chief Executive Officer and Chairman and Cory Giese as Independent Lead Director and believes this structure continues to be the optimal leadership framework for the Company at this time. On May 22, 2025, our Board re-elected Richard P. Smith, President and Chief Executive Officer as Chairman of the Board. In recognition that Mr. Smith is not independent, our Board also re-elected Cory Giese as our Independent Lead Director and empowered him with robust, well-defined duties and authorities, which are described below. As a highly regulated community financial services company that operates in an ever changing environment, we and our shareholders benefit from a combined Chairman/Chief Executive Officer with deep experience and leadership in, and knowledge of, the financial services industry, our company, and its businesses; as well as his ability to communicate our business strategies to our shareholders, customers, employees, regulators and the public, promoting accountability for the Company’s performance. We and our shareholders also benefit from an independent lead director who is empowered with, and exercises, robust, well-defined duties; is highly engaged and holds meetings with our independent directors, our CEO, and other management members.

Our Independent Lead Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management. The Independent Lead Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our shareholders by overseeing management’s work to create long-term value.

Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice independent from management and accountable to shareholders and other stakeholders. Under the leadership of our President, CEO and Chairman and our Independent Lead Director, our Board is committed to engaging with shareholders and other stakeholders. The Board will annually review the effectiveness of this arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Independent Lead Director Duties
The Independent Lead Director's role includes the following duties and authorities:
Meetings
•Consults with the Chairman regarding the agenda and associated materials for Board meetings.
•Evaluates Board meeting schedules to allow sufficient time for discussion of all agenda items.
•Presides at Board meetings when the Chairman is absent or in circumstances where the chairman is (or may be perceived to be) conflicted.
•Engages with other independent directors to identify matters for discussion during executive sessions of the independent directors.
•Presides over regular executive sessions of the independent directors or meetings of independent directors.
•Authorized to call meetings of the independent directors or of the Board with any other director.

Communication with the Chairman
•Debriefs the Chairman regarding decisions reached and suggestions made at meetings of independent directors or during executive sessions.
•Facilitates communication between the independent directors and the chairman, including presenting the chairman’s views, concerns and issues to such directors and raising with the chairman, as appropriate, views, concerns and issues raised by such directors.
14 TriCo Bancshares

•Engages with the Chairman between Board meetings and assists with informing or engaging with independent directors, as appropriate.
•Works closely with the Chairman to ensure the Company is building a healthy governance culture and an effective relationship between management personnel and members of the Board.
Governance Process
•Works with the nominating and corporate governance committee in the oversight of the Board, committee and individual director evaluation process.
•As part of the nomination process for election or re-election to the Board, assists the nominating and corporate governance committee, by engaging with each director individually regarding the performance and functioning of the Board, its committees and other evaluation matters, as appropriate, and inquiring as to whether any director has concerns about the nomination of other directors.
•Facilitates the Board’s action and function independently from management in fulfilling its fiduciary obligations.
•Ensures that the independent directors, as applicable, have the opportunity (if needed), at each regularly scheduled meeting, to meet separately without the presence of non-independent directors and management.

Other Powers and Responsibilities
•Authorized to retain independent advisors on behalf of the Board as the Board or independent directors may deem necessary or appropriate.
•Provides leadership to the Board if circumstances arise in which the chairman may be, or may be perceived to be, in conflict, in responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director.

Commitment to Diversity

The Board’s diversity principles acknowledge and embrace the benefits of a diverse board of directors. These principles are incorporated into TriCo's corporate governance guidelines. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals by increasing shareholder value.

At TriCo, board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the Board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself. The Board applies these principles when evaluating the composition of the Board and in evaluating potential candidates.

Annual Proxy Statement 15

The following graphs illustrate the independence, tenure, age, and other demographics of our Board of Directors, as of March 31, 2026:

Director Majority Vote Resignation Policy

Pursuant to governing law and the Company’s Bylaws, the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, TriCo’s corporate governance guidelines provide that any nominee for director in an uncontested election (as long as cumulative voting is not in effect) receiving a greater number of votes withheld from the director’s election than votes for the director’s election (a "majority withhold vote"), must tender a resignation to the chair of the corporate governance and nominating committee promptly following certification of the shareholder vote. The committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the committee will consider all factors it deems relevant including, without limitation, any stated reasons why shareholders "withheld" votes from the director, the director's length of service and qualifications, the director's contributions to the Company, and the Company's corporate governance guidelines. Our policy calls for the Company to inform shareholders of the Board’s decision in a Form 8-K filed with the SEC within 90 days of the date of the shareholders’ meeting at which the election occurred. Our corporate governance guidelines can be found at: https://www.tcbk.com/about/corporate-governance.

In the election of directors, you may vote “for” or “withhold” with respect to each director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority withhold vote” for purposes of our resignation policy.

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Annual Election of Directors
The members of the Board are elected annually at the annual meeting of shareholders for one-year terms ending upon the election of directors at the next annual meeting. The Board’s nominating and corporate governance committee is responsible for preparing the proposal to shareholders for the election or re-election of directors. When considering nominees, the committee:
•Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo; and
•Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.
See also "Nomination and Election of Directors" on page 23.

Director Independence
We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that a significant majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the SEC under the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and the director’s family members and affiliated interests, on the other hand.

Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer.
In making its determination that Mr. Koehnen is independent, the Board considered that the daughter of Mr. Smith and the son of Mr. Koehnen are married. These children of Messrs. Smith and Koehnen are independent adults and do not live in the household of either director. Furthermore, Mr. Koehnen is Secretary of the Company but does not receive any additional compensation for serving in such a capacity.
In making a determination that Mr. Leggio is independent, the Board considered that Mr. Leggio is President/Manager and part owner of Bolthouse Properties LLC. Bolthouse is the landlord for a Tri Counties Bank branch located in Bakersfield, California. The branch was acquired by Tri Counties Bank in connection with its acquisition of Valley Republic Bancorp on March 25, 2022. The annual rent paid for each of 2025, 2024 and 2023 was $97,416. The 10-year lease was entered into in 2012 and in 2022 the Bank exercised its first of four five-year options.
In making its determination that Mr. McGraw is independent, the Board considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank prior to the acquisition by TriCo in July 2018. Furthermore, the Board also considered that Mr. McGraw receives non-discretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank in connection with his former employment.

Certain Relationships and Related Party Transactions
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all
Annual Proxy Statement 17

transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
TriCo and its subsidiaries employ than 1,100 employees, and some employees may be an immediate family member of an executive officer, director or director nominee of TriCo. Such employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees. Craig Carney, EVP/Chief Credit Officer, has a son who works in our commercial banking group, is not an executive officer, does not reside in the same household as Mr. Carney, and reports to team members that are direct reports of the head of commercial banking who, in turn, reports to Daniel Bailey, EVP/Chief Banking Officer. Total compensation for this employee exceeded $120,00 for 2025 and was determined in accordance with TriCo’s employment practices and procedures for similarly situated employees.

Except as disclosed herein and with respect to loans under “Indebtedness of Board and Management Members,” there were no transactions or series of similar transactions during 2025, or any currently proposed transaction, to which TriCo or Tri Counties Bank was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.

Indebtedness of Board and Management Members
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The Board reviews the terms and fairness of any loans made by the bank to our directors and officers. All such loans and commitments to lend to such persons: (i) were made in compliance with Federal Reserve Board Regulation O; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features. As of the date of this proxy statement, all of these loans were performing in accordance with their terms.

Stock Ownership Guidelines
Our Board of Directors believes that its directors should have a stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value. Our Stock Ownership Guidelines encourage directors and executive officers to accumulate a meaningful position in TriCo common stock. The guidelines call for each director to own TriCo common stock having a value that is not less than five times the amount of the director’s annual retainer.

This minimum ownership should be achieved within five years after a new director is elected to the Board. Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee. As of December 31, 2025 each director complied with our Stock Ownership Guidelines.

For executive officer stock ownership requirements, see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 44.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities. Except as discussed above, the policy does not prohibit all employees from hedging.

No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

18 TriCo Bancshares

Board Self-Assessment
Our Board conducts a self-assessment annually, which is reviewed and discussed with the Board. In addition, all committees of the Board are expected to conduct annual self-assessments. See “Annual Committee Evaluations” on page 23.

The Board’s Role in Enterprise Risk Oversight
Having appropriate independence and expertise, the Board plays a pivotal role in governance through its oversight of the Company’s implementation and operation of the Enterprise Risk Management Framework ("ERM"). The ERM is designed to enable effective and efficient identification, assessment, measurement and management of key enterprise risks and to align risk appetite and strategy. Management is responsible for the day-to-day management of these risks across the Company. Our Chief Risk Officer has primary responsibility for the implementation of the Company’s ERM in support of the Board’s risk oversight responsibilities, including establishment of risk management standards, engaging with business leaders on risk-taking activities and risk mitigation strategies, assessing the effectiveness of our risk management processes, and risk reporting to senior management, management committees, and the Board, either directly or through designated Board committees.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk; and risk management is an agenda topic at regular committee meetings, including:

•Audit Committee: financial reporting, regulatory compliance, fraud, and legal risks and significant risk trends as identified through the internal audit and compliance management programs
•Compensation and Management Succession Committee: risks that may result from our incentive compensation programs and human capital (attraction, retention, and succession planning activities as conducted by management)
•Nominating and Corporate Governance Committee: risks related to corporate governance, reputation, conduct, sustainability and environmental
•Risk Committee: credit, liquidity, capital, interest rate and market, and operational risks, and significant risk trends identified by the chief risk officer
•Information Technology & Cybersecurity Committee: data governance, adoption/use of artificial intelligence, information technology system and threat, cybersecurity data privacy and data protection risks
•Community Reinvestment Act Committee: CRA Program risk and related reputation risk

In general, and except as delegated above, the Board oversees risks related to governance, social and environmental matters; however, some of these risks receive oversight from the following committees: compensation and management succession (human capital, succession), nominating and corporate governance (board composition, effectiveness of corporate governance policies), risk (impact of climate change on lending), nominating and corporate governance (environmental), and community reinvestment act (community engagement).

In addition, management established an Executive Risk Committee (“ERC”), chaired by the Chief Risk Officer, and comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management, including the CEO, CFO, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, Chief Human Resources Officer, the Chief Information Officer and others. The ERC updates the Company’s risk appetite statement and enterprise risk management policy on an annual basis and establishes various risk tolerances focused on quantitative and qualitative key risk indicators, which are ultimately approved by the Board of Directors. The ERC has various sub-committees to address specific areas of risk.

Information Security / Cybersecurity
Information security is a significant operational risk for financial institutions. The Company has implemented a comprehensive set of information security policies, programs, an incident response plan, and related employee training programs. The Board
Annual Proxy Statement 19

information technology & cybersecurity committee has oversight responsibility for our efforts to respond to the evolving cybersecurity and technology related risks. Our Chief Information Security Officer and Chief Information Officer provide at least quarterly reports on the Company's cybersecurity risks and framework and provide a full information security and incident response report to the Board annually. We continue to strengthen the Company's infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. In addition, the continuous improvement of our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we provide training for all employees, engage in cross-functional cybersecurity tabletop exercises, and continue to improve and enhance internal reporting to the Board, including the results of regularly performed systems vulnerability scans and other controls testing. We have business continuity/disaster recovery and incident response programs in place which are tested on a regular basis. Our information security department and internal audit program periodically engage independent third parties to help assess the maturity of the Company's cybersecurity efforts and assist management in better managing risks. We also maintain cybersecurity insurance to provide coverage for certain losses.

The Board directly, and through its standing committees (particularly the Information Technology & Cybersecurity Committee) also engage in broader discussions regarding existing and emerging operational and technology risks with members of management across the organization regarding risks related to artificial intelligence. Investing in technology continues to be a strategic imperative for the Company, and the responsible development, deployment and integration of artificial intelligence across the enterprise is an important area of focus for the Board and management. The Board recognizes the potential of artificial intelligence to drive operational efficiency, innovation and long-term value creation, and is engaged in overseeing management’s strategies and initiatives around the responsible integration and use of artificial intelligence throughout the Company’s business.

Committee Composition
Our full Board of Directors provides oversight on all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be practical in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. In addition, we have established risk and information technology & cybersecurity committees; and our subsidiary bank, Tri Counties Bank, maintains a community reinvestment act (“CRA”) committee. Each committee operates under a written charter.

The following table indicates for each current committee, its current membership and the number of meetings held during 2025.

	Audit	Compensation and Management Succession	Nominating and Corporate Governance	Risk	IT & Cybersecurity	CRA*
Number of Meetings Held	11	6	4	4	4	4
Members
Kirsten E. Garen	●				Chair	●
Cory W. Giese			●	●	●
John S. A. Hasbrook	●	●	Chair
Margaret L. Kane				●	●	Chair
Michael W. Koehnen				●
Anthony L. Leggio				●		●
Martin A. Mariani	●	Chair	●
Thomas C. McGraw				●	●	●
Jon Y. Nakamura	●			Chair
Richard P. Smith
Kimberley H. Vogel	Chair	●			●
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* Bank-level committee
The Board has determined that all directors, other than Mr. Smith, our chairman and CEO, are independent under Nasdaq listing standards as described at “Director Independence” on page 17.

Below is a brief description of each of these committees.

Audit Committee
•Oversees our financial reporting process and systems of internal controls regarding financial reporting and accounting,
•Evaluates our compliance with legal and regulatory requirements,
•Monitors the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department,
•Oversees regulatory compliance, fraud and legal risks and significant risk trends as identified through the internal audit compliance management programs,
•Oversees the communication among our independent registered public accounting firm, management, our internal audit function and the Board, and
•Oversees the Company's whistleblower program.
The Board has determined that Ms. Vogel is an audit committee financial expert under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under the standards established by the SEC and Nasdaq for audit committee members. Her qualifications and business expertise are described at “Board of Directors.”

The audit committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. For more information on this committee, please see “Report of the Audit Committee” on page 70. The audit committee has authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to all persons in the Company.

Compensation and Management Succession Committee
•Evaluates and approves the compensation levels for our Board and Chief Executive Officer and our other executive officers,
•Considers the recommendations of our management regarding most compensation matters, including director and executive compensation,
•Approves TriCo’s compensation philosophy,
•Oversees the production of the Compensation Discussion and Analysis of Executive Compensation included in this proxy statement,
•Oversees our long-term equity incentive plans,
•Approves the benefits provided to our executive officers and directors,
•Evaluates the management’s risk assessment of the Company’s incentive compensation plans,
•Oversees the Company's management of human capital, including talent management, and
•Reviews and approves our management succession policies.

For more information on this committee, please see “Compensation Discussion and Analysis” beginning on page 30.

Annual Proxy Statement 21

Compensation Committee Interlocks and Insider Participation
During 2025, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Company’s Compensation and Management Succession Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation and Management Succession Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company. In addition, no person who served as a member of the Compensation Committee during 2025, which included Martin Mariani, John Hasbrook and Kimberley Vogel, (a) was an officer or employee of the Company or any of its subsidiaries in 2025 or (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under Item 404 of Regulation S-K, which relationship is discussed earlier in “Certain Relationships and Related Party Transactions.”

Nominating and Corporate Governance Committee
•Determines the Board’s nominees for election as directors in the manner described at “Nomination and Election of Directors” (page 23),
•Reviews our Board committee structure and members,
•Annually evaluates Board performance,
•Approves any related party transactions as described at “Certain Relationships and Related Party Transactions” (page 17),
•Monitors director independence,
•Reviews our corporate governance guidelines and codes of business ethics and conduct,
•Evaluates director candidates,
•Recommends the selection of an independent lead director, and
•Oversees sustainability and environmental risks.

Risk Committee
•Evaluates and oversees the Company’s efforts to identify, monitor and manage credit, capital, market (including interest rate & liquidity) and operational risks,
•Periodically evaluates and sets the Company’s risk tolerances in these areas,
•Considers the risk impact of any strategic decisions the Board may be contemplating in relation to the Company’s established risk tolerances,
•Periodically examines the risk culture of the Company, and
•Oversees the division of risk-related responsibilities of each Board committee to ensure oversight of significant risks are assigned and monitored.

Information Technology & Cybersecurity Committee
•Monitors and oversees the information technology strategic plan,
•Evaluates and oversees the Company’s risk management practices regarding computing practices, disaster recovery, business continuity, adoption/use of artificial intelligence, information security, cybersecurity, and future security risks,
•Receives periodic updates on information security and cybersecurity trends and current efforts of management, and receives an annual report on the Company’s information security risk assessment efforts, and
•Periodically evaluates and sets the Company’s risk tolerances in these and other areas.
22 TriCo Bancshares

Community Reinvestment Act Committee
•Reviews and monitors the Bank’s CRA qualified community development service performance, including community outreach and marketing efforts, and
•Reviews public comments regarding the Bank’s CRA performance.

Annual Committee Evaluations
Each committee has implemented a process to assess committee performance and effectiveness. The assessments are conducted on an annual basis and include a self-assessment by each committee. The review includes an evaluation of various areas that may include committee size, composition, performance, coordination among committee members and among the standing committees, and involvement with the full Board. The results of the committee performance assessments are reviewed by each committee and discussed with the full Board.

CEO and Senior Management Succession Planning
Our Board, with the compensation and management succession committee, oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our Board reviews potential internal senior management candidates with our CEO, third party consultants and other executive management members, including the qualifications, experience, and development priorities for these individuals. Directors engage potential senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our Company’s safe and sound operation and minimizing potential disruption or loss of continuity to our Company’s business and operations.

Attendance at Meetings
In addition to committee meetings discussed earlier, in 2025 there were six meetings of the Bank’s board of Directors and seven meetings of the Company’s Board. No nominee for director attended less than 75% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served. The aggregate average board member attendance for board and committee meetings was over 97%.

Our corporate governance guidelines provide that each director is expected to attend our Annual Meeting of Shareholders. All but one of our directors at that time attended the 2025 annual shareholders meeting, either in person or via phone/internet.

Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•The highest personal and professional ethics, integrity and values,
•Informed judgment,
•Sound business experience,
•The ability to make independent analytical inquiries, and
•An understanding of our business environment.
Annual Proxy Statement 23

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election or serve on more than four public company boards (including the Company).

Director Skills. The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•Business or banking experience,
•Knowledge of financial accounting and related internal control requirements,
•Involvement in and familiarity with our community and the markets we serve,
•Risk management,
•Technology or cybersecurity,
•Digital media,
•Agriculture/sustainability,

•Strategic planning,
•Business operations / acumen,
•Independence from the Company,
•Regulatory and/or environmental familiarity,
•Compliance, legal and corporate governance,
•Senior leadership abilities, and
•Prior board or public reporting company experience.

We do not currently pay any fee to a third party to identify potential director nominees, although we have in the past retained search firms to assist in identifying qualified candidates.

Shareholder Nominations
The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent, includes sufficient information, and is made early enough to allow the committee to complete the evaluation process. Section 18 of our Bylaws, which was amended in May 2023, provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. A shareholder must provide notice of nomination not earlier than 120 days and not later than 90 days before the anniversary of the previous year’s annual meeting; provided, if the date for the annual meeting has changed more than 30 days from the date on which the prior year’s annual meeting was held, then such notice must be received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. The following is a summary of the information that must be provided with the nominating shareholder’s notice:

•The name and address of the nominating shareholder and the classes and number of shares of capital stock of the Corporation held and beneficially owned,
•The full name, age and date of birth of each candidate as well as certain information about the candidate as set forth in the bylaws,
•A signed representation by each such candidate that the candidate will timely provide any other information reasonably requested by us for the purpose of preparing our disclosures in regard to the solicitation of proxies for the election of directors,
•If a nominating shareholder will solicit proxies for a nominee or nominees other than the Company’s nominees, the nominating shareholder’s notice must additionally provide additional information and representations as required by the proxy rules of the SEC, including the outlined time-frame, and
•Upon our request, any nominee proposed by a shareholder must promptly (but within ten (10) days of our request) complete and return a director questionnaire to be provided by us.

24 TriCo Bancshares

The above is only a summary of the requirements. Any shareholder intending to nominate a candidate for director is urged to review the Company’s bylaws, a copy of which is included as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 23, 2023.

Cumulative Voting
Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 11,000 votes because we will be electing 11 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce such intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 11 nominees receiving the highest number of votes will be elected as directors, subject to our director resignation policy discussed on page 16. See, however, “Proposal 3 - Amendment to the Company’s Bylaws to Eliminate Cumulative Voting.”

COMPENSATION OF DIRECTORS

Director Compensation
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2025:

							As of December 31, 2025
Name (1)	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other Compensation ($) (4)	Total ($)	Number of stock options outstanding	Number of shares underlying stock awards outstanding
Active:
Kirsten E. Garen	70,000	84,701	—	—	—	154,701	—	2,162
Cory W. Giese	75,000	84,701	—	—	—	159,701	—	2,162
John S. A. Hasbrook	67,500	84,701	—	23,053	840	176,094	—	2,162
Margaret L. Kane	67,500	84,701	—	—	—	152,201	—	2,162
Michael W. Koehnen	60,000	84,701	—	23,891	794	169,386	—	2,162
Anthony L. Leggio	60,000	84,701	—	—	—	144,701	—	2,162
Martin A. Mariani	70,000	84,701	—	4,250	—	158,951	—	2,162
Thomas C. McGraw	60,000	84,701	—	—	—	144,701	—	2,162
Jon Y. Nakamura	70,000	84,701	—	—	—	154,701	—	2,162
Kimberley H. Vogel	75,000	84,701	—	—	—	159,701	—	2,162

(1)    Richard Smith, our President and Chief Executive Officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director and Chairman of the Board. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers” on page 49.
Annual Proxy Statement 25

(2)    Represents the grant date fair value determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Stock compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" of the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 2, 2026. On May 22, 2025, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 2,111 shares of common stock that vests in full on May 22, 2026. Stock awards outstanding as of December 31, 2025, represent these grants and include the amount of dividends reinvested in RSUs. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of TriCo’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3)    With respect to Director Mariani, balance reflects the above-market interest earned during 2025 under our deferred compensation plan described herein.
(4)    Reflects the taxable value attributable to the split dollar life insurance benefits described on page 27.

Composition of Non-Employee Director Compensation
Cash Retainers
Non-employee directors’ annual retainers were $60,000 during 2025. Furthermore, the following directors receive annual retainers as indicated for their added responsibilities: independent lead director and the chair of the audit committee: $15,000; $10,000 each to the chairs of the risk, compensation and IT/cyber risk committees; and $7,500 each to the chairs of the nominating and corporate governance, and CRA committees. We do not pay our directors any additional compensation to attend individual Board or committee meetings. See also “Periodic Review of Director Compensation - Director Compensation Adjustments in 2025.”

Equity Based Awards
A significant portion of each non-employee director’s annual compensation is in the form of equity, which the Board believes helps align director compensation with the interests of our shareholders. Each non-employee director was awarded $84,701 in RSUs under the 2024 Equity Incentive Plan (“2024 Plan”) on May 22, 2025 that vest one year from the date of grant. The unit or share equivalent of such director equity grants are based on an average of the Company’s closing stock price over the trailing 30 trading days preceding the grant date. See also “Periodic Review of Director Compensation - Director Compensation Adjustments in 2025.”

Other Director Compensation Matters
Indemnity Agreements
In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to the director’s service as a director. We also maintain directors’ and officers’ liability insurance covering our directors and officers.

Deferred Compensation Plans
In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship, or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan, which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. For 2025, one director (Director Garen) elected to participate in this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is non-qualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan on or after January 1, 2021 to a rate of 1.5% below the Moody Index
26 TriCo Bancshares

with a floor of 0.5%. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Director Supplemental Retirement Plan
In 2004, we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987; and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is non-qualified, unsecured and unfunded.

Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). As of December 31, 2025, the remaining active director participants under the plan are directors Hasbrook and Koehnen and they are fully vested under the plan. No new directors are eligible to join the plan.

Split Dollar Life Insurance
We have entered into joint beneficiary agreements with Directors Hasbrook and Koehnen under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

Long Term Care Agreements
In 2003, we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. As of December 31, 2025, Directors Hasbrook and Koehnen are participants under such agreements. Premiums were paid by the Bank in 2003 and participants were taxed on the benefit over a five-year period.

Other Compensation and Reimbursements
Directors are reimbursed for travel expenses related to spouses when spouses are invited to attend Board events.

Periodic Review of Director Compensation - Director Compensation Adjustments in 2025
The compensation and management succession committee assesses non-employee director compensation relative to TriCo’s peers at least every two years using data from, and with the assistance of, an independent consultant. The compensation committee determined to increase from 2024 to 2025 the Board annual cash retainer and the annual value of RSUs granted from $52,500 to $60,000 and from $75,000 to $85,000, respectively. There were no changes to committee chair retainers in 2024.

Annual Proxy Statement 27

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of March 31, 2026 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our named executive officers for whom we provide executive compensation information in this proxy statement, and our directors and executive officers as a group (including those officers named on page 29 but who are not named executive officers).

Beneficial owners	Number of shares beneficially owned (1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,889,943	(2)	9.09%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,477,374	(3)	7.76%
Dimensional Fund Advisors, LLC 6300 Bee Cave Road, Bldg 1 Austin, TX 78746	1,634,060	(4)	5.12%
Franklin Mutual Advisors LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	1,616,458	(5)	5.06%
Directors and Executive Officers of TriCo and Tri Counties Bank
Daniel K. Bailey	71,020	(6)	*
Craig B. Carney	48,921	(7)	*
John S. Fleshood	46,370	(8)	*
Kirsten E. Garen	9,995	(9)	*
Gregory A. Gehlmann	23,922	(10)	*
Cory W. Giese	52,524	(11)	*
John S. A. Hasbrook	64,635	(12)	*
Margaret L. Kane	10,006	(13)	*
Michael W. Koehnen	238,787	(14)	*
Anthony L. Leggio	219,264	(15)	*
Martin A. Mariani	66,375	(16)	*
Thomas C. McGraw	354,551	(17)	1.11%
Jon Y. Nakamura	6,595	(18)	*
Richard P. Smith	324,037	(19)	1.02%
Kimberley H. Vogel	10,006	(20)	*
Peter G. Wiese	54,593	(21)	*
All TriCo directors and executive officers as a group (15 persons)	1,555,231	(22)	4.87%

*Less than 1%.
(1)    Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of RSUs held by the respective persons that will vest within 60 days of March 31, 2026.
28 TriCo Bancshares

(2)    Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 11, 2025, disclosing that it held sole voting power and sole dispositive power over 2,889,943 shares.
(3)    Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2024, disclosing that it held sole voting power over 2,407,300 shares and sole dispositive power over 2,477,374.
(4)    Based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on April 15, 2025, disclosing that it held sole voting and dispositive power over 1,616,458 shares.
(5)    Based on a Schedule 13G filed by Franklin Mutual Advisors, LLC with the SEC on January 26, 2026, disclosing that it held sole voting power over 1,528,122 shares and sole dispositive power over 1,634,060 shares.
(6)    Includes 0 shares underlying RSUs that vest within 60 days of the voting record date. Includes 12,393 shares allocated to Mr. Bailey’s account in the ESOP.
(7)    Includes 0 shares underlying RSUs that vest within 60 days of the voting record date, 166 shares held by Mr. Carney’s daughter, and 10,587 shares allocated to Mr. Carney’s account in the ESOP.
(8)    Includes 0 shares underlying RSUs that vest within 60 days of the voting record date and 2,685 shares allocated to Mr. Fleshood’s account in the ESOP. Mr. Fleshood retired from the Company on December 2, 2025.
(9)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(10)    Includes 0 shares underlying RSUs that vest within 60 days of the voting record date and 2,790 shares allocated to Mr. Gehlmann’s account in the ESOP.
(11)    Includes 44,242 shares held by Mr. Giese's spouse of which Mr. Giese disclaims beneficial ownership and 2,178 underlying RSUs that vest within 60 days of the voting record date.
(12)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(13)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(14)    Includes 97,969 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 3,000 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, and 2,300 shares owned by Mr. Koehnen's spouse. Also includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(15)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date. Includes 114,800 shares held in three family/retirement trusts in which Mr. Leggio is trustee and/or beneficiary, 28,427 shares held for family members in which he is deemed to beneficially own as trustee, and 75,000 shares owned by Bolthouse Properties LLC of which he is President/Manager and 5% owner which Mr. Leggio disclaims beneficial ownership.
(16)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date
(17)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(18)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(19)    Includes 277 shares held by Mr. Smith's spouse, 0 shares underlying RSUs that vest within 60 days of the voting record date, and 44,033 shares allocated to Mr. Smith's account in the ESOP.
(20)    Includes 2,178 underlying RSUs that vest within 60 days of the voting record date.
(21)    Includes 0 underlying RSUs that vest within 60 days of the voting record date, 2,700 shares held in a parent trust in which Mr. Wiese is the trustee, and 2,143 shares allocated to Mr. Wiese's account in the ESOP .
(22)    Includes 21,780 shares underlying RSUs that vest on or before May 30, 2026 (within 60 days of the voting record date), and 71,946 shares allocated to executive officers' accounts in the ESOP. Does not include shares beneficially owned by John Fleshood who retired from the Company on December 2, 2025. Does not include 1,113,794 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Giese, Koehnen, and Smith are trustees of the ESOP. Does not include any unvested performance RSUs ("PSUs") as it is not certain as to whether they vest until the vesting determination date.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank. Age is as of March 31, 2026.

Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”

Daniel K. Bailey. Daniel Bailey, age 57, joined the Company in 2007 and has been Executive Vice President, Chief Banking Officer since 2019. Prior to that, he was Executive Vice President, Chief Retail Banking Officer from 2015 to 2019 and previously held the title of Executive Vice President - Retail Banking & Bank Operations from 2007 to 2015. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California.
Annual Proxy Statement 29

Craig B. Carney. Craig Carney, age 67, has served as Executive Vice President and Chief Credit Officer of Tri Counties Bank since 2007. From 1997 until 2007 he was Senior Vice President and Chief Credit Officer of Tri Counties Bank. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities, most recently as Vice President, Senior Lender in commercial banking from 1991 to 1996.

Kristin Dominguez. Kristen Dominguez, age 52, has served as Chief Human Resources Officer of Tri Counties Bank since December 2025. In this role, she is responsible for the Bank’s human capital strategy, including talent management, total rewards, organizational effectiveness, executive compensation, and employee engagement. Ms. Dominguez has more than 20 years of senior human resources leadership experience, having previously served in leadership roles at Blue Diamond Growers from September 2020 to December 2025, the University of Denver from July 2018 to September 2020, and Chipotle Mexican Grill from May 2000 to July 2018. Her background includes extensive experience aligning people strategy with business objectives and driving organizational performance.

Gregory A. Gehlmann. Gregory Gehlmann, age 64, has served as Senior Vice President and General Counsel since 2017. He also serves as Assistant Corporate Secretary. Previously, he served as Chief Bank Counsel & Corporate Secretary of Heritage Oaks Bank, Paso Robles, CA from 2014 to 2017. In 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to 2013, he served as General Counsel & Corporate Secretary at First Financial Bancorp, Cincinnati, OH where he also served as Chief Risk Officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.

Peter G. Wiese. Peter Wiese, age 51, has served as Executive Vice President and Chief Financial Officer since 2018. From June 2018 to August 2018, he was a consultant to the Bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
TriCo’s executive compensation program is designed to support TriCo’s mission to:
•Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
•Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and
•Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting -- Advisory Vote Concerning Executive Compensation” on page 1). This Compensation Discussion and Analysis contains information that is relevant to your voting decision and we believe supports voting in favor of the proposal.

Named Executive Officers
This Compensation Discussion and Analysis discusses the compensation program for the following individuals, who were our named executive officers or “NEOs” for 2025:

•Richard P. Smith, President and Chief Executive Officer
•Peter G. Wiese, Executive Vice President and Chief Financial Officer
•Craig B. Carney, Executive Vice President and Chief Credit Officer
30 TriCo Bancshares

•Daniel K. Bailey, Executive Vice President and Chief Banking Officer
•Gregory A. Gehlmann, Senior Vice President and General Counsel
•John S. Fleshood, Former Executive Vice President and Chief Operating Officer. On December 2, 2025, John Fleshood retired from TriCo and Tri Counties Bank.

The Compensation Discussion and Analysis is organized into three sections:

•Section 1 - Executive Summary
•Section 2 - Performance and Pay
•Section 3 - Compensation Process and Decisions

Key Features – Executive Compensation
•Three component compensation structure with focus on pay for performance and emphasis on long-term performance
• Competitive benchmarking against peers
• Double trigger change in control severance provisions
• Executive compensation and change in control agreements and plans have 280G carve backs and no tax gross-ups
• No excessive executive perks

Key Features – Compensation Oversight and Governance
•Independent Board oversight of CEO compensation (based on the compensation committee’s recommendations)
• Independent compensation committee oversight of non-CEO executive compensation
• Independent compensation consultant to the compensation committee

Key Features – Risk Management
•No incentive plans encourage excessive risk taking
•Recoupment (or clawback) policy
•Our anti-hedging policy prohibits executive officers from hedging, selling puts, selling shorts, or pledging our securities

Key Features - Alignment with Shareholder Interests
•Say on Pay vote on an annual basis: Approved by over 95% of votes cast in 2025; with 95% or higher approval since 2017
•Increased executive equity ownership guidelines ranging from 3.0x to 4.0x of base salary
•50% of equity grants focused on shareholder return (indexed to TSR)
• No repricing of options without shareholder approval

Section 1—Executive Summary
Our Response to Say on Pay Vote
The compensation and management succession committee (which we refer to in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. In 2025, over 95% of the votes cast (excluding broker non-votes) supported TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team
Annual Proxy Statement 31

continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year the Committee took the following actions:
•Engaged a leading human resources and executive compensation consulting firm, to review our executive compensation program and make recommendations for enhancements to ensure market competitiveness.
•Reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about our compensation program.
•Continued to focus on having a significant percentage of executive pay contingent on performance.
•Continued the use of performance-based equity awards. Half of the annual equity grants to the chief executive officer or “CEO” and other executive officers consists of performance based RSUs or "PSUs", where the value of the award upon vesting is based upon total shareholder return (TSR) relative to the KBW Nasdaq Regional Banking Index (KRX). This design is extended further into the organization.
•Maintained stock ownership guidelines for directors and executive officers.
We believe our compensation program and committee decisions continue to reflect our commitment to a strong pay-for-performance philosophy.

Financial Highlights
In 2025, TriCo accomplished the following:
•Reported earnings of $121.6 million for 2025 compared to $114.9 million for 2024.
•Net interest income increased by $19.4 million or 5.9% to $350.8 million, from $331.4 million.
•The efficiency ratio for the years ended December 31, 2025 and 2024, was 57.48% and 59.14%, respectively.
•Paid $1.38 per share in cash dividends in 2025 compared to $1.32 per share in 2024, and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”
•Continued success in augmentation of our balance sheet through reduction in average borrowings of $281.2 million or 71.1% to $114.2 million during 2025, while growing average loans $166.2 million or 2.5% during the same period.
•Our net interest margin increased to 3.89% for the year ended 2025, compared to 3.71% for the year ended 2024.
•Tangible book value per share grew $3.92 or 14.2% to $31.52 as of December 31, 2025 from $27.60 at December 31, 2024 and the Company, through share repurchase activities, reduced total shares of common stock outstanding by 635,451 shares and 297,677 shares for the years ended December 31, 2025 and 2024, respectively.
Aside from its financial results, the Company’s subsidiary, Tri Counties Bank, achieved an “Outstanding” rating for performance under the CRA in 2025 following the FDIC’s most recent CRA exam of the bank.

Summary of 2025 Compensation Decisions:
The Company delivered a year of above peer average performance, all while navigating difficult business and operating conditions, including volatile interest rates, high inflation, elevated regulatory expectations, and political uncertainty. Despite these challenges, we maintained our core compensation strategy and objectives, including pay for performance, appropriate risk management and talent retention and acquisition. As further explained in this Compensation Discussion & Analysis, our key areas of compensation focus during 2025 were:
•Maintaining our core executive compensation program which emphasizes pay for performance, particularly long-term performance; and
•Continuing to focus on risk management.
•Specifically:
◦The NEOs received nominal base salary increases in 2025 ranging from 2.00% to 3.00%.
32 TriCo Bancshares

◦After evaluating the Company's performance under the Short Term Incentive Plan and other factors, the Committee determined to pay incentive payments at approximately 1.47x target to the CEO and 1.53x target to the other NEOs. Based on the metrics under this plan, Mr. Smith received a bonus of 102.9% of base salary and the other NEOs received bonuses ranged from 84.0% to 53.6% of base salary.
As we continue navigating the challenges of the community banking industry and as we measure our operating performance, we will adjust, as needed, our executive compensation strategy and approach to continue to drive the Company’s sustainable, long-term growth and strategy.
Section 2— Performance and Pay
TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors.
TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing returns to our shareholders.
In 2025, TriCo achieved the following results, compared with prior periods:

Financial Metrics ($ in ‘000)	12/31/2025	12/31/2024
Net income per diluted share	$3.70	$3.46
Non-performing assets to total assets ratio	0.72%	0.48%
Loans, net of allowance	$6,985,325	$6,643,157
Total deposits	$8,263,901	$8,087,576
Dividends declared per share	$1.38	$1.32
Total risk-based capital ratio	15.05%	15.71%
Pre-tax pre-provision return on average assets	1.81%	1.66%
Net interest margin	3.89%	3.71%
Efficiency Ratio	57.48%	59.14%
The following graph shows TriCo’s total shareholder return, or TSR, compared with the KBW Nasdaq Regional Banking Index over the past five years. The KBW Nasdaq Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm focused on the financial services sector.

Annual Proxy Statement 33

	Period Ending
Index	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025
TriCo Bancshares	100.00	124.54	151.39	131.63	138.33	154.74
KBW NASDAQ Regional Banking Index	100.00	133.72	121.08	116.22	127.37	131.59
As the chart indicates, the total shareholder return to TriCo investors was approximately 55% over the five years ended December 31, 2025. TriCo exceeded the KBW Nasdaq Regional Banking Index which returned approximately 32% during this five-year period.

Section 3—Compensation Process and Decisions
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives are best met by linking compensation to the achievement of both individual and corporate performance objectives.

The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

Role of the Compensation and Management Succession Committee
The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s President and Chief Executive Officer, and to evaluate and approve the compensation of TriCo’s other executive officers. Each component of compensation for TriCo’s executive officers is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits in totality are competitive and reasonable. In determining each component of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee makes all final decisions regarding executive compensation and may exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive officer participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.
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Peer Group
The Committee routinely benchmarks and compares our compensation and performance against selected peer companies. It utilizes this information as a reference for setting pay and making pay decisions. The Committee, with its compensation consultant and management, conducts a review of the composition of the Company's peer group at least every two years to take into account such factors as asset growth and merger and acquisition activity. In its determination, the Committee considers a variety of factors and characteristics including, among other things, geography, market capitalization, asset size, credit quality, capital, performance on financial and market-based measures, and the extent they compete with our business, as well as for talent.

The Committee utilized Aon to assist it in forming a representative peer group. In 2022, the Committee selected members of the peer group using a bifurcated criteria system where looser asset criteria were applied for banks in the western United States and tighter asset criteria were applied for banks in the rest of the United States. In 2023, Committee applied a single set of criteria to create a national peer group that aligned with the Company in key areas related to bank size, business model, and financial performance. This peer group was limited to financial institutions based in higher cost-of-wages areas of the country, namely the Northeast, Middle Atlantic, Southwest, and Mountain Pacific regions.

In August 2024, the Committee re-evaluated the peer group in light of Aon’s recommendations. Based on its review, in consultation with Aon, the Committee determined the peer group for 2025 executive compensation decisions to be as follows:

Pacific Premier Bancorp (PPBI)        Berkshire Hills Bancorp Inc. (BHLB)    Origin Bancorp Inc. (OBK)
TownBank (TOWN)            Veritex Holdings Inc (VBTX)        S&T Bancorp Inc. (STBA)
CVB Financial Corp. (CVBF)        BancFirst Corp. (BANF)            Southside Bancshares Inc. (SBSI)
Banner Corp. (BANR)            First Commonwealth Fin. (FCF)        Tompkins Financial Corp (TMP)
International Bancshares (IBOC)        Brookline Bancorp Inc. (BRKL)        Univest Financial Corp. (UVSP)
Sandy Spring Bancorp Inc. (SASR)    Stellar Bancorp (STEL)            Central Pacific Financial (CPF)
NBT Bancorp Inc. (NBTB)        National Bank Holdings Corp (NBHC)    Hanmi Financial Corp (HAFC)
First Financial Bankshares (FFIN)

This peer group consists of 22 financial institutions with total assets of between $7.6 billion and $19.0 billion at 2023 year end with $11.9 billion at the 50th percentile. The peer group was then re-examined to reflect acquisition growth in 2024 to evaluate whether peers remained relevant with respect to expected asset size and other factors. No additional changes were made to the group.

The Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives within the leadership team. All applicable information is reviewed and considered in aggregate, and the Committee does not place any particular weighting on any one factor.
Role of the Compensation Consultant
The Committee retained Aon, an independent consulting firm, in 2024-25 to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel with respect to our 2025 executive compensation program. The Committee’s charter authorizes the Committee to retain or terminate consultants and to engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the
Annual Proxy Statement 35

Committee. In addition, the Committee meets with its consultant in executive sessions as the Committee may request from time to time. The consultant provides data regarding market practices and works with management and the Committee to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

During 2025, Aon also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. The fees associated with the services provided to management were less than $120,000.

The Committee retained Aon after considering the factors set forth in Nasdaq’s rules concerning compensation consultant independence and concluding that its retention of Aon was appropriate. The Committee’s conclusion was based on the following factors:

•Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;
•The Committee’s decision to engage Aon was independent of management’s engagement of Aon;
•Total fees paid in 2025 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;
•Aon has adopted and disclosed to the Committee its executive compensation consulting protocols for client engagements and the Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•Aon reports directly to the Committee chair on executive compensation matters;
•The Committee members and executive officers of the Company have no business or personal relationship with Aon; and
•The Committee, in its discretion, determines whether to retain or terminate Aon as the Committee’s compensation consultant.
Role of the Executive Management in Compensation Decisions for NEOs
Throughout the year, the Committee meets with the CEO and other executive officers to solicit and obtain recommendations with respect to the Company’s compensation programs and practices. Our CEO conducts an annual performance review of each NEO and provides a recommendation to the Compensation Committee other than himself. The Committee conducts the CEO’s performance review. The CEO is present for the Committee’s deliberations and decisions with respect to the NEO’s individual compensation other than his own compensation. The Committee gives significant weight to Mr. Smith’s evaluation of each NEO’s performance and recommendation of appropriate compensation, but the Committee makes the final decisions. No NEO is present during the Committee’s discussions, deliberations and decisions with respect to their individual respective compensation.

Executive Compensation Program Components - The Committee’s Process for Establishing 2025 Target Compensation
The Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company's core values and drawing upon the principles and philosophy discussed earlier, the Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay for performance, alignment with shareholder interests, market competitiveness, proper governance and compliance with all legal and regulatory guidelines.

The mix and relative weighting of each compensation element reflect the competitive market and the Company's compensation philosophy. The mix of compensation elements may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, and internal consistency.

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While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits within a competitive range of the pay practices of TriCo’s peers and competitors. Furthermore, with respect to non-NEOs, surveys prepared by management with the assistance of Aon are also used periodically to assess whether TriCo is maintaining its labor market competitiveness.

In establishing 2025 target compensation, the Committee used this market data along with the CEO’s evaluation of performance and compensation recommendations for the other executive officers and then applied its judgment and experience to set executive officer target compensation. As discussed earlier, while the Committee does consider peer group compensation information (including median compensation) when setting executive compensation, it does not believe it appropriate to establish compensation amounts based solely on this data. The Committee believes that compensation decisions are multi-dimensional and require consideration of additional factors, including market competition for the position and the executive’s:

•Experience, performance, and contributions;
•Long-term potential; and
•Leadership.

In addition, the Board uses a formal, annual performance evaluation process to determine the CEO’s compensation. As part of its performance evaluation, the Board reviews key strategic and leadership behaviors and provides feedback directly to Mr. Smith regarding his performance and the performance of the Company.

Target compensation for each NEO is a mix of short-term (cash) and long-term (stock) incentives. A substantial portion of the target compensation is at risk and varies based on the performance of the Company, including the creation of long-term shareholder value. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target.

The compensation program for TriCo’s executives consists of three primary components:
•Base salary,
•Annual performance-based incentive compensation consisting of a cash bonus (“STI”), and
•Long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and to promote retention (“LTI”).

The mix of compensation awarded in 2025 to our NEOs reflects our compensation philosophy. A significant percentage of total compensation is allocated to incentives, based on TriCo’s philosophy of emphasizing long-term, performance-based compensation. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. However, consistent with its focus on long-term, performance-based compensation, in 2025 the Committee continued its focus on placing greater emphasis on pay at risk, including short term bonuses and equity as a percentage of total executive compensation. Based on the summary compensation table on page 49, compensation for the Chief Executive Officer and the other named executive officers for the years indicated was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

Annual Proxy Statement 37

	CEO Target Mix of Total Compensation (1)
	2025	2024	2023
Base salary	35%	35%	35%
Target short-term incentives (annual incentive bonuses)	37%	39%	37%
Long-term incentives (RSU equity awards)	15%	15%	15%
Long-term incentives (PSU equity awards)	11%	9%	11%
Benefits (perks)	2%	2%	2%
Total	100%	100%	100%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “- Nonqualified Deferred Compensation”.

	Other NEOs Average Target Mix of Total Compensation (1)
	2025	2024	2023
Base salaries	46%	40%	38%
Target short-term incentives (annual incentive bonuses)	28%	36%	33%
Long-term incentives (RSU equity awards)	13%	13%	15%
Long-term incentives (PSU equity awards)	10%	8%	11%
Benefits (perks)	3%	3%	3%
Total	100%	100%	100%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.

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Base Salaries
The Committee reviews base salaries annually for alignment with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer banks and bank holding companies. The Committee also considers the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.
Based upon guidance provided by Aon through its peer proxy data analysis and additional information captured through a variety of sources, including Aon/McLagan, SEC filings and the California Banker's Association, TriCo believes that it compensates its executives equitably when compared to competitive companies in its peer group.

Chief Executive Officer Base Salary
After reviewing market pay data, taking into consideration the tenure of Mr. Smith, the increases in his base salary in prior years, and his total compensation package, the Committee determined to increase Mr. Smith’s base salary for 2025 (effective March 24, 2025) as follows:

Name	2025 Base Salary	2024 Base Salary	Change 2024 to 2025 (%)	2024 Base Salary	2023 Base Salary	Change 2023 to 2024 (%)
Rick Smith	$1,035,000	$1,015,000	2.0%	$1,015,000	$995,000	0.02

Other Named Executive Officers Base Salary
With regard to the other NEO's base salaries, the Committee reviewed market pay data as well as historical trends of base pay increases; and based on each executive's total compensation package, it was determined that the following market adjustments would be made in 2025 (effective March 24, 2025) as follows:

Name	2025 Base Salary	2024 Base Salary	Change 2024 to 2025 (%)	2024 Base Salary	2023 Base Salary	Change 2023 to 2024 (%)
Peter Wiese	$541,800	$526,000	3.0%	$526,000	$515,000	0.021
John Fleshood	$508,800	$494,000	3.0%	$494,000	$484,000	0.021
Craig Carney	$455,250	$442,000	3.0%	$442,000	$433,000	0.021
Dan Bailey	$476,900	$463,000	3.0%	$463,000	$454,000	0.02
Greg Gehlmann (1)	$372,850	$362,000	3.0%	—	—	—%
(1)Mr. Gehlmann was not a named executive officer in 2024 or 2023 and therefore no data is presented for those periods.
Annual Incentive Bonuses
It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with our philosophy of rewarding executives for TriCo’s performance.
Faced with a continuing challenging macroeconomic environment, the Committee believes TriCo performed well and delivered a year of solid strategic execution, balance sheet management, and financial performance, comparing favorably to peers in a number of metrics. For further details about our 2025 business and financial performance, see “Financial Highlights”, “Other Highlights”, and “Section 2— Performance and Pay” in this Proxy Statement.

Annual Proxy Statement 39

2025 Executive Incentive Plan Results

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate strategic objectives. For 2025, each NEO has an annual cash incentive target opportunity that could, based on performance, result in an earned incentive equal to between 50% and 200% of the target opportunity.

For purposes of the annual cash incentive, the Committee measures corporate performance based on actual performance compared to pre-established performance goals as a base completion percentage. The Committee has the discretion to increase or decrease the amount of annual cash incentive earned based on these factors by 15%. In using such discretion, the Committee may also review the Company’s performance compared to the performance of certain regional and top quartile peers, together with the Company’s progress with respect to certain corporate strategic objectives to further assess overall corporate performance.

For 2025, the annual cash incentive plan used four key performance measurement metrics: return on average tangible common equity (ROATCE), pre-provision net revenue (PPNR) to average assets, efficiency ratio, and non-performing assets (NPA) to quarterly average total assets. In determining the performance range, each metric was assigned a different spread as follows:

	Performance Goals
Corporate Performance Metric	Spread – Threshold (50% Payout)	Spread - Max (200% Payout)
ROATCE	(15.0)%	15.0%
PPNR to Ave Assets	(10.0)%	10.0%
Efficiency Ratio	7.5%	(7.5)%
NPAs/Ave Assets	25.0%	(25.0)%

The financial performance goals for the annual cash incentive and actual results for 2025 are set forth below:

	Performance Goals				Results
Corporate Performance Metric	Weighting	Threshold (50% payout)	Goal Target (100% payout)	Maximum (200% payout)	Actual Results	% of Target Payout
ROATCE	30%	10.6%	12.5%	14.4%	12.6%	104.4%
PPNR to Ave Assets	30%	1.6%	1.8%	2.0%	1.8%	104.7%
Efficiency Ratio	20%	62.3%	58.0%	53.6%	57.5%	111.9%
NPAs/Ave Assets	20%	1.3%	1.0%	0.8%	70.0%	200.0%

For 2025, comparing actual corporate performance to the 2025 corporate performance goal targets, the resulting payout percentage under the plan was driven by each of the four metrics exceeding the goal target, where NPAs/Ave Asset performance was substantially better than target, the efficiency ratio was better than target by 12% and the remaining metrics (ROATCE and PPNR/Ave Assets) exceeded target performance by approximately 4.5%.

As discussed earlier, in addition to awards made under our annual cash incentive plan for corporate performance pursuant to the above formula, the plan also allows the Committee (for all officers, including the CEO) and the CEO (for officers other than himself) to recommend adjustments (of plus or minus 15%) based on results of near-term performance related to one-time initiatives, specific development efforts, or short-term projects.

For 2025, the Committee used its discretionary authority to adjust the payouts for the named executive officers upward by 9% to 15%. For the year ended December 31, 2025, the following cash bonuses were awarded.

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Named Executive Officer	Target Value as % of Base Salary	Corporate Performance Completion (%)	Corporate Performance Award (%)	Adjustment (%)	Total Value as % of Base Salary
Richard P. Smith	70.0%	125.0%	87.5%	15.0%	102.5%
Peter G. Wiese	55.0%	125.0%	68.8%	15.0%	83.8%
Craig Carney	55.0%	125.0%	68.8%	9.0%	77.8%
Dan Bailey	55.0%	125.0%	68.8%	15.0%	83.8%
Greg Gehlmann	35.0%	125.0%	43.8%	9.0%	52.8%

(1)The table excludes John Fleshood. He retired on December 2, 2025 and therefore was not eligible or any payout under the cash incentive plan.

The Committee determined an upward adjustment of 15% over the plan metrics was appropriate for Mr. Smith due to his leadership as CEO in guiding the Company through ongoing challenges in the banking industry as well as a highly volatile economic and fiscal environment, in general. Despite these challenges, Mr. Smith’s leadership enabled the Company to achieve improved financial performance, continue good relations with regulators (including an “Outstanding” CRA rating), produce generally better than peer financial operating results and build a stronger balance sheet.

Furthermore, the Committee accepted the recommendations of the CEO with respect to an upward adjustment of 9% to 15% over the plan metrics for the remaining named executive officers principally due to successful oversight/execution during volatile economic environments, including the following reasons:

•Peter Wiese. Leadership in proactively addressing a volatile interest rate environment and strengthening the Company’s balance sheet, including management of the investment portfolio, improving liquidity and capital management, and fostering key strategic partnerships.
•Craig Carney. The Company’s successful regulatory compliance, notably asset quality, and continuing to prepare the bank for an uncertain economy.
•Dan Bailey. Leadership in the attraction and retention of key personnel and the realignment of business lines as a critical component of the Company’s strategic vision.
•Greg Gehlmann. Proactive risk management and mitigation including the successful resolution of legal matters, leadership in succession management and corporate governance initiatives.

Chief Executive Officer Incentive Compensation
Mr. Smith was eligible to receive an annual cash incentive bonus under the executive incentive plan. The target cash incentive opportunity as a percentage of base salary for Mr. Smith for 2025 remained unchanged as follows:

Name	Target 2025	Target 2024	Target 2023
Richard Smith	70.0%	70.0%	70.0%

The Committee determined to keep Mr. Smith’s target for 2025 at 70% of base salary based on its review of total compensation in relation to peers and Mr. Smith’s tenure. The award opportunity was determined in part based on the compensation study used to help determine 2025 executive compensation.

Based on the factors discussed above, in February 2026 the Committee determined Mr. Smith's incentive payout as follows:

Name	Bonus Payout	% of 2025 Base Salary
Richard Smith	$1,065,000	102.9%
Annual Proxy Statement 41

Other Named Executive Officers Incentive Compensation
The Committee also provides cash incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The target cash incentive opportunities as a percentage of base salary for 2025 for each of the named executive officers remained unchanged as follows:

Name	Target 2025	Target 2024	Target 2023
Peter Wiese	55.0%	55.0%	55.0%
John Fleshood	55.0%	55.0%	55.0%
Craig Carney	55.0%	55.0%	55.0%
Dan Bailey	55.0%	55.0%	55.0%
Greg Gehlmann	35.0%	—%	—%

The Committee determined that the incentive compensation targets as a percent of base salary for 2025 would remain the same as 2024 at 55% of base salary for Messrs. Wiese, Fleshood, Carney and Bailey. The decision was based on its review of total compensation in relation to peers and tenure of the executives. Furthermore, the award opportunity was determined in part based on the compensation study used to help determine 2025 executive compensation.

As discussed earlier, the Committee reviewed TriCo’s 2025 financial performance under the cash incentive compensation plan, considered the factors set forth above, and determined that payouts for the named executive officers would be as follows:

Name	Bonus Payout	% of 2025Base Salary
Peter Wiese	$455,000	84.0%
John Fleshood (1)	$—	—%
Craig Carney	$355,000	78.0%
Dan Bailey	$400,000	83.9%
Greg Gehlmann	$200,000	53.6%
(1)John Fleshood did not receive any payout under annual cash incentive plan for 2025 as he was no longer at the Company when the payout was determined and paid.

Equity Compensation
The Committee provides long-term incentive compensation to our executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with our compensation philosophy, the use of equity compensation is intended to provide incentives to executive officers to work toward TriCo’s long-term growth by providing an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of equity awards is directly related to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of executives with the interests of our shareholders. Equity awards also serve as a long-term retention incentive for executives because equity awards are generally subject to vesting schedules of three to four years.

Equity compensation is awarded under our 2024 Equity Incentive Plan (the “2024 Plan’), which shareholders approved at our 2024 annual meeting. While the Company does not currently grant stock options, the 2024 Plan does not permit the award of discounted options or the repricing of stock options. Pursuant to the terms of the 2024 Plan, option exercise prices can be no less than 100% of the fair market value at the time of the date of grant.

Equity awards to the CEO and NEOs are approved by the Committee at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. In 2025 the Committee decisions on equity award grant values to be awarded to TriCo executives coincided with the time of merit reviews.

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The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee annually based on a review of comparable practices at the Company's peers as well as a subjective evaluation of factors, including the following:
•The perceived incentive that the grant will provide,
•The executive’s prior performance and level of responsibility,
•The benefit that the grant may have on long-term shareholder value, and
•The value of the equity award at the time of grant.

Because the Committee views the grant of equity awards as both an incentive vehicle and a retention device, the Committee considers the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.

The equity grant strategy for the chief executive officer and other named executive officers is to utilize a 50%/50% mix of time-based RSUs and performance-based PSUs. The Committee believes that this stock grant strategy consisting of a 50%/50% mix of time-based RSUs and performance-based PSUs better aligns the interests of shareholders and employees compared to grants of stock options. This policy also applies to certain other key employees who received equity awards in order to better align compensation incentives to increase shareholder value. RSUs granted in 2025 vest in annual installments over three years. The PSUs vest in a single installment after three years; however, the actual number of PSUs earned upon vesting is dependent upon the total shareholder return, or “TSR,” for TriCo common stock relative to the KBW Nasdaq Regional Banking Index over a three-year performance period beginning on the date of grant. During 2025, the Committee reviewed the mix of RSUs and PSUs and continues to believe that the 50%/50% split is the appropriate mix for the retention and incentive elements and serves to align our executives with shareholders. The Committee annually revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance-based equity for awards for executives to be less than 50% in future years. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%
Minimum	Less than -25%	0%
TSR is defined as the change in the market value of a share of TriCo common stock, including treating dividends as if reinvested. The beginning and ending stock prices used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.

The three-year performance period for the PSUs granted in 2022 ended on October 21, 2025. TriCo’s TSR for the three-year period was 1.43% while the KBW Nasdaq Regional Banking Index was 4.63%. The additional 3.20% TSR performance generated by the KBW index (KRX) as compared to the Company (TCBK) resulted in a payout percentage of 93.61% under the terms of the PSUs.

For 2025, the Committee, based in part on its review of peer data as well as its decisions with respect to other components of compensation (base compensation and target incentive payout), determined to grant the NEOs equity awards at the same percentage of base salary as in 2024, with the grant value split evenly between RSUs and PSUs.
Annual Proxy Statement 43

Name	Percent of Base 2025	Percent of Base 2024	Percent of Base 2023
Rick Smith	90.0%	90.0%	90.0%
Peter Wiese	75.0%	75.0%	75.0%
John Fleshood	37.5%	75.0%	75.0%
Craig Carney	65.0%	65.0%	65.0%
Dan Bailey	65.0%	65.0%	65.0%
Greg Gehlmann (1)	50.0%
(1)Mr. Gehlmann was not a named executive officer in 2024 or 2023 and therefore no data is presented for those periods.

Grant date price for awards was measured using the 30-day average trading date closing price of the Company's common stock following the Committee's determination to grant shares. See “Grants of Plan-Based Awards for 2025” on page 52 for stock grants made by the Committee to the named executive officers on March 28, 2025.

Timing of Equity Awards
The Committee grants equity awards to our directors, executive officers and other key employees, currently in the form of RSUs and PSUs (employees only), annually and at other times as deemed appropriate. The Company does not have a written policy related to the timing of when equity awards are granted during the year, but in recent years, the Committee has met in February or March of each year to consider the award of RSUs and PSUs to executives and other officers, with the grants being made at a time after the committee meeting and based on the average stock price over a thirty day period. The Committee typically meets in February after the Company’s releases its financial results for the prior fiscal year through filing of a Current Report on Form 8-K and accompanying earnings release and earnings call but before the filing of the Company’s Annual Report on Form 10-K for that fiscal year. If no determination is made in February, the Committee will meet again in March to finalize compensation. The grant of director RSUs takes place on the date of the annual meeting of shareholders. The Company does not backdate or grant equity awards retroactively and does not coordinate equity grants with the release of positive or negative corporate news or time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities.

No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines encourages executive officers to accumulate a meaningful position in TriCo common stock. In 2025 the Board increased stock ownership guidelines for the CEO from 3x to 4x of base salary and for EVPs from 2x to 3x of base salary. The current stock ownership guidelines are set forth below:
44 TriCo Bancshares

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	4.0
Executive Vice President	3.0

Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executive’s or director’s SEC Form 4, and includes shares of common stock, unvested equity awards (RSUs and PSUs) and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). New executives are permitted five years to achieve the minimum ownership amounts. Executives must retain not less than 50% of any vested stock awards (after-tax) until in full compliance. The nominating and corporate governance committee annually reviews the executives’ compliance with the guidelines and has determined that all covered executive officers satisfy the stock ownership guidelines. For a discussion of director stock ownership guidelines and their compliance, see "Stock Ownership Guidelines” on page 18.

Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” for three of the named executive officers which provides them with benefits upon their retirement, death, or upon the termination of employment within 24 months of a change of control. In recent years, the Company has not offered such plans to new executive officers; therefore Messrs. Wiese, Gehlmann and Fleshood are not participants.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. See "Compensation of Named Executive Officers - Nonqualified Deferred Compensation" on page 56.

Employment and Change of Control Agreements. TriCo has entered into an employment agreement with the CEO described beginning on page 57 and change of control agreements described on page 57 with its other named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the challenges and uncertainty that may accompany a change in control transaction. Such continuity in leadership benefits both TriCo’s shareholders and, ultimately, a company that may acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as maximize shareholder value. The agreements have a “double trigger” provision, meaning that an executive will not receive change in control benefits under his agreement unless both a change of control occurs and, within two years, the executive’s employment is involuntarily terminated without cause or the executive terminates his employment for “good reason”, as defined in his agreement. A change of control could also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”

ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan, in which all eligible employees participate. See “Compensation of Named Executive Officers—ESOP.”
Annual Proxy Statement 45

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described in “Compensation of Named Executive Officers—401(k).”

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available. Currently, we provide all employees, including executives, with group life insurance equal to up to three (3) times base salary - capped at $500,000.

Long Term Care Agreements. In 2003 we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Mr. Carney is the only participant under such agreement. The premiums were paid by the Bank in 2003 and Mr. Carney was taxed on the benefits over a 5-year period.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 49. TriCo may allow its executive officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, provided they reimburse the Company for the costs used based on an hourly reimbursement rate that is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Clawbacks. Pursuant to the Dodd-Frank Act, in 2023, effective October 2, 2023, the Nasdaq Stock Market adopted a rule requiring listed companies to adopt policies to recover or "clawback" of excess incentive-based compensation earned by a current or former executive officer during the three fiscal years preceding the date the listed company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. We adopted a compensation clawback policy pursuant to the listing standards which was included as an exhibit to our Annual Report on Form 10-K filed with the SEC on February 29, 2024. In addition, both of our outstanding equity compensation plans include clawback provisions.

Analysis of Employee Compensation Plan Risks
The Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The Committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the Company’s reported earnings.

The Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.
46 TriCo Bancshares

Role of Taxes
Section 162(m) of the Internal Revenue Code (“Code”) generally places a $1.0 million limit on the amount of compensation a company can deduct in any one year for any "covered employees". Prior to the adoption of the Tax Cuts and Jobs Act (the "TCJA") in 2017, the Code provided an exception to this limit for "qualified performance-based compensation." Except with respect to certain arrangements in place on November 2, 2017, the TCJA repealed this exclusion, and therefore compensation paid to any "covered employees" in excess of $1.0 million generally will no longer be deductible. Prior to the TCJA, the Committee considered, among other things, the impact of the exclusion for "qualified performance-based compensation” when developing and implementing our executive compensation program.
While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m). The Committee expects it will grant awards and provide for compensation that will not be deductible under Section 162(m) when it believes that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Committee also intends to continue to provide performance-based compensation, consistent with the Company’s pay-for-performance philosophy. For 2025, approximately $5.0 million of executive pay was not deductible under the TCJA.

The employment agreement with our CEO and the change in control agreements with our named executive officers include a Section 280G “net best” provision providing that the amount of any severance payments and benefits that the executive otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Section 4999 of the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made.

Those agreements also provide that, if any benefit thereunder is subject to Section 409A of the Internal Revenue Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary
The Committee believes that our executive compensation program aligns with TriCo’s philosophy of aligning compensation with performance and is competitive and comparable to the compensation received by executive officers of banks included in our peer group as described earlier at “Section 3 - Compensation Process and Decisions - Peer group on page 35. In addition, our executive compensation philosophy and programs supports TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

Annual Proxy Statement 47

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:
The Compensation and Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted:

Martin A. Mariani (Chair)
John S. A. Hasbrook
Kimberley H. Vogel

The foregoing Report of the Compensation and Management Succession Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

48 TriCo Bancshares

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table
The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, (iii) the three other most highly compensated executive officers who were serving as executive officers as of December 31, 2025, and (iv) our former Executive Vice President and Chief Operating Officer, who would have been included among such three other most highly compensated other executives but for the fact that he was not serving as an executive officer as of December 31, 2025. We refer to these six executives as the "named executive officers" or NEOs.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensa-tion ($)	Change in pension value and nonquali-fied deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Richard Smith, President - Chief Executive Officer	2025	1,029,835	—	758,458	—	1,065,000	69,527	58,428	2,981,248
	2024	1,009,615	—	690,574	—	1,126,295	13,537	56,600	2,896,621
	2023	989,692	—	862,084	—	1,056,566	138,132	51,367	3,097,841
Peter Wiese, Executive Vice President — Chief Financial Officer	2025	537,546	—	330,807	—	455,000	—	36,998	1,360,351
	2024	523,038	—	298,233	—	465,365	—	35,398	1,322,034
	2023	510,962	—	371,831	—	439,613	—	32,010	1,354,416
John Fleshood, Former Executive Vice President — Chief Operating Officer (6)	2025	489,160	—	155,335	—	—	—	18,575	663,070
	2024	491,308	—	280,058	—	437,054	—	32,288	1,240,708
	2023	480,231	—	349,420	—	413,150	—	31,867	1,274,668
Craig Carney, Executive Vice President — Chief Credit Officer	2025	451,683	—	240,880	—	355,000	30,751	45,024	1,123,338
	2024	439,577	—	217,176	—	391,048	15,461	43,079	1,106,341
	2023	429,500	—	270,948	—	369,616	54,674	41,993	1,166,731
Dan Bailey, Executive Vice President — Chief Banking Officer	2025	473,158	—	252,317	—	400,000	266,450	38,315	1,430,240
	2024	460,577	—	227,531	—	409,628	33,327	38,043	1,169,106
	2023	451,577	—	284,070	—	387,542	254,645	36,462	1,414,296
Greg Gehlmann, Senior Vice President — General Counsel (7)	2025	369,929	—	151,774	—	200,000	923	26,564	749,190

(1)    Reflects cash paid in salary to the named executive officers during the year presented.
(2)    Reflects cash bonuses earned for performance in the year indicated but paid in the following year.
(3)    Reflects the aggregate grant date fair value of RSUs and PSUs granted during the year - calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation as described in Note 17—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 2, 2026 (generally multiplying the number of time-based restricted share units granted by the Nasdaq closing price per share on the grant date and number of PSUs granted by the fair value determined by a Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the NEOs. Depending on our stock performance, the actual value realized by an executive may be more or less than the amount shown or zero. For actual value received in 2024 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2025” in this proxy statement. See also “Outstanding Equity Awards at 2025 Fiscal Year End.” PSU value reflects a target payout. At maximum payout under the PSUs, the total value (utilizing the stock price on the grant date) of 2025 stock awards (including PSUs and RSUs), for Messrs. Smith, Wiese, Fleshood, Carney, Bailey, and Gehlmann using the grant date closing stock price ($39.87 per share) would be $1,103,801, $481,430, $180,810, $350,557, $367,203 and $220,880, respectively. For potential maximum payout for PSUs granted in 2025, see "Grants of Plan-Based Awards for 2025".
(4)    Reflects the sum of the change in the actuarial value of the executive’s supplemental retirement plan account described on page 55 and any above-market interest earned under the deferred compensation plan described herein, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined
Annual Proxy Statement 49

using interest rate and mortality rate assumptions consistent with those described in our Form 10-K and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. Typically, changes in the discount rate used in the present value calculation have an inverse relationship to both the projected benefit obligation / actuarial value and the annual change in pension value. For 2025, the actuarial present value changes of $54,515, $13,707, and $266,450 for Messrs. Smith, Carney and Bailey, respectively, increased as compared to the 2024 changes of $0, $0, and $33,327, respectively, due to a decrease in applicable discount rates. The actuarial changes for Messrs. Smith, Carney and Bailey for 2023 were due to decreases in discount rates used in the calculations to determine the actuarial value. For Mr. Bailey, the change in value for 2025, 2024, and 2023 was also the result of his continued vesting into the retirement plan. Above-market interest earned on the deferred compensation accounts during 2025 was $15,012, $17,044 and $923 for Messrs. Smith, Carney and Gehlmann, respectively.
(5)    All Other Compensation for 2025 consists of the amounts in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club memberships ($)	ESOP contributions ($) (C)	401(k) matching contributions ($) (D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)
Smith	2025	2,451	35,414	6,563	14,000	—	—	58,428
Wiese	2025	—	1,271	12,727	14,000	7,000	2,000	36,998
Fleshood	2025	5,750	3,527	7,856	—	—	1,442	18,575
Carney	2025	6,000	8,734	9,290	14,000	7,000	—	45,024
Bailey	2025	12,000	2,322	1,493	14,000	7,000	1,500	38,315
Gehlmann	2025	—	3,564	—	14,000	7,000	2,000	26,564

(A)    Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)    Reflects the incremental amount of life insurance benefits provided to the NEO. TriCo provides all full-time employees, including the named executive officers, with life insurance benefits paying lesser of three (3) times the employee’s annual salary or $500,000. For Messrs. Smith and Carney, also includes split-dollar life insurance.
(C)    Reflects contributions allocated by TriCo to an executive’s ESOP account.
(D)    See “- 401(k) below for a discussion of the Company’s 401(k) plan and matching contributions.
(E)    Includes the contributions by TriCo to an executives’ health savings account and if applicable, personal use of TriCo provided transportation.
(6)     Mr. Fleshood retired from the Company on December 2, 2025.
(7)     Mr. Gehlmann was not a named executive officer in 2024 or 2023 and therefore no data is presented for those periods.

Short-Term Incentives
Each year the Board sets target bonus compensation for our chief executive officer and other named executive officers based on specific goals. See “Compensation Discussion and Analysis--Annual Incentive Bonuses” for a more detailed discussion. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP
We have an employee stock ownership plan and trust for all employees age 18 and over who complete at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of eligible compensation in the year of allocation. In general, benefits become vested after six years. Subject to certain statutory limits, historically the Company has made annual discretionary ESOP contributions equal to 4% of a participant's qualifying eligible compensation.

401(k)
We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals. TriCo provides a 50% match on employee deferrals up to 4% of deferrals for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, distributions are triggered by a participant’s retirement, disability, death or other separation from employment.
50 TriCo Bancshares

2024 Equity Incentive Plan
General. We adopted our 2024 Equity Incentive Plan with our shareholder approval in 2024. The 2024 Plan initially reserved a total of 1,200,000 shares for issuance. As of March 31, 2026, there were 108,666 unvested RSUs and 138,548 unvested PSUs outstanding under the 2024 Plan and approximately 998,000 shares available for future grants. The 2024 Plan is administered by the Committee, which is comprised of independent directors.

Awards. The 2024 Plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights (“Awards”) to eligible participants, which may include executives, employees and non-employee directors. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors.

Best Practices. The 2024 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflects our compensation philosophy and current tax law regime, which include:
•No dividends or dividend equivalents paid to grantees until awards vest.
•Includes a clawback provision for certain executive officers.
•Awards are subject to our stock ownership and no hedging policies.
•No discounted awards or award repricing without shareholder approval.
•No "evergreen" or liberal share recycling provisions. The 2024 Plan does not contain an evergreen provision and authorizes a fixed number of shares available for grant, except Exempt Awards.
•Minimum vesting requirements. Each award tendered under the 2024 Plan generally will be subject to a minimum vesting period of one year, subject to certain exceptions. During each of the years in the three-year period ended December 31, 2024, long-term equity award grants under all stock plans to executives had a vesting period of not less than three years.
•Minimum holding periods. Imposes a 12-month holding on one-half of the after-tax shares received upon vesting or exercise of an award, consistent with the goal of aligning the interests of plan participants with those of TriCo shareholders.
Under the 2024 Plan, an “Exempt Award” is, if any, (1) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merges; or (2) an award that a participant purchases at fair market value.

2019 Equity Incentive Plan
In 2019, we adopted, and our shareholders approved, our 2019 equity incentive plan (the “2019 Plan”). In connection with the approval of the 2024 Plan, no new awards can be made under the 2019 Plan. As of the voting record date (March 31, 2026), there were 41,326 and 97,462 unvested RSUs or PSUs outstanding, respectively, under the 2019 Plan. The number of PSUs that will actually vest, and be released, may be reduced to zero or increased to approximately 146,000 depending on the return of the Company’s stock relative to the KBW Banking Index. The 2019 Plan has best practice designs similar to those of the 2024 Plan.

Annual Proxy Statement 51

Grants of Plan-Based Awards for 2025
TriCo issued RSUs and PSUs to the named executive officers in 2025. TriCo did not issue any stock options to the named executive officers in 2025. The following table presents information concerning plan-based awards granted to each named executive officer in 2025:

Name	Grant Date							All other stock awards: number of shares of stock or units (3) (#)	Grant date fair value of stock award ($)
		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Richard Smith	3/28/2025	—	—	—	—	—	—	11,074	441,520	(4)
	3/28/2025	—	—	—	5,537	11,074	16,611		316,938	(5)

Peter Wiese	3/28/2025	—	—	—	—	—	—	4,830	192,572	(4)
	3/28/2025	—	—	—	2,415	4,830	7,245		138,235	(5)

John Fleshood	3/28/2025	—	—	—	—	—	—	2,268	90,425	(4)
	3/28/2025	—	—	—	1,134	2,268	3,402		64,910	(5)

Craig Carney	3/28/2025	—	—	—	—	—	—	3,517	140,223	(4)
	3/28/2025	—	—	—	1,759	3,517	5,276		100,657	(5)

Daniel Bailey	3/28/2025	—	—	—	—	—	—	3,684	146,881	(4)
	3/28/2025	—	—	—	1,842	3,684	5,526		105,436	(5)

Greg Gehlmann	3/28/2025	—	—	—	—	—	—	2,216	88,352	(4)
	3/28/2025	—	—	—	1,108	2,216	3,324		63,422	(5)

(1)    Represents the potential range of cash incentive awards payable under our 2025 Executive short term incentive plan, based on annual base salary. The performance goals and measurements associated with this Plan (including any adjustments) that generate the awards set forth above are provided in the “2025 Executive Incentive Plan Results” section beginning on page 40 and are included in the Summary Compensation Table on page 49. The threshold, target and maximum amounts in this table do not include any separate discretionary adjustments of up to 15% that may be made for each NEO in 2025.
(2)    Reflects PSUs awarded under the 2024 Plan. PSUs will vest with respect to between 0% and 150% of the target number of shares, on the third anniversary of the grant date, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.
(3)    Reflects RSUs awarded under the 2024 Plan. The RSUs vest in equal annual installments on each of the first three anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(4)    The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $39.87 per share.
(5)     The estimated fair values of the PSUs were determined using a per share price of $28.62, which was determined using a Monte-Carlo simulation process of future stock prices of TriCo common stock and the KBW Regional Banking Index in accordance with FASB ASC topic 718, Stock Compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 2, 2026.

52 TriCo Bancshares

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table presents information for all equity awards held by the named executive officer as of December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(3)
Richard Smith		-	-	-	-
	6/12/2023					4,842	(4)	229,366	19,907	(5)	737,219
	3/1/2024					9,109	(6)	431,493	19,208	(7)	867,629
	3/28/2025					11,338	(8)	537,081	16,611	(9)	639,211

Peter Wiese		-	-	-	-
	6/12/2023					2,088	(4)	98,909	8,586	(5)	317,947
	3/1/2024					3,934	(6)	186,354	8,295	(7)	374,697
	3/28/2025					4,945	(8)	234,245	7,245	(9)	278,772

John Fleshood		-	-	-	-
	3/1/2024					2,954	(6)	139,931	6,231	(7)	281,425
	3/28/2025					1,858	(8)	88,013	2,721	(9)	104,688

Craig Carney		-	-	-	-
	6/12/2023					1,522	(4)	72,097	6,257	(5)	231,687
	3/1/2024					2,865	(6)	135,715	6,041	(7)	272,851
	3/28/2025					3,600	(8)	170,532	5,276	(9)	202,980

Daniel Bailey		-	-	-	-
	6/12/2023					1,595	(4)	75,555	6,560	(5)	242,913
	3/1/2024					3,001	(6)	142,157	6,329	(7)	285,831
	3/28/2025					3,771	(8)	178,632	5,526	(9)	212,644

Greg Gehlmann		-	-	-	-
	6/12/2023					959	(4)	45,428	3,945	(5)	146,089
	3/1/2024					1,805	(6)	85,503	3,806	(7)	171,858
	3/28/2025					2,268	(8)	107,435	3,324	(9)	127,899
Annual Proxy Statement 53

(1)	The exercise price equals the market value on the grant date.
(2)
Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 31, 2025, as reported on the Nasdaq Global Select Market, which was $47.37 per share.

(3)
Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2025, as reported on the Nasdaq Global Select Market, which was $47.37 per share.

(4)	The RSUs vest on June 12, 2026.
(5)	The PSUs vest on June 12, 2026 (assuming certain performance conditions are met). Amounts assume maximum payout in accordance with SEC rules.
(6)	The RSUs vest in two equal annual installments on March 1, 2026 and 2027.
(7)	The PSUs vest on March 1, 2027 (assuming certain performance conditions are met). Amounts assume maximum payout in accordance with SEC rules.
(8)	The RSUs vest in three equal annual installments on March 28, 2026, 2027 and 2028.
(9)	The PSUs vest on March 28, 2028 (assuming certain performance conditions are met). Amounts assume maximum payout in accordance with SEC rules.

Option Exercises and Stock Awards Vested During 2025
The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2025.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)(1)
Richard Smith	—	—	14,951	(2)	624,808
			8,796	(3)	424,759
Peter Wiese	—	—	6,575	(2)	274,556
			3,759	(3)	181,522
John Fleshood	—	—	6,175	(2)	257,857
			3,533	(3)	170,609
Craig Carney	—	—	4,729	(2)	197,560
			2,737	(3)	132,170
Dan Bailey	—	—	4,931	(2)	206,059
			2,899	(3)	139,993
Greg Gehlmann	—	—	2,967	(2)	123,950
			1,704	(3)	82,286

(1)    The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(2)    Represents vested RSUs.
(3)    Represents vested PSUs.

54 TriCo Bancshares

Supplemental Executive Retirement Plan
Effective January 1, 2004, we adopted a supplemental executive retirement plan (“SERP”) to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987. Any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. The plan is non-qualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009. We selected the key employees who participate in this plan. The named executive officers participating in the SERP are Messrs. Smith, Carney and Bailey.
Subsequently, the compensation and management succession committee approved additional amendments to the SERP and corresponding Participation Agreement with Messrs. Smith, Carney and Bailey which became effective on December 27, 2022 (collectively, the “2022 Amendments”).
The 2022 Amendments froze the amount of Normal Retirement Benefit (as defined in the SERP) each executive is entitled to receive. Previously payments generally were based on a formula using the executive’s five highest years of cash compensation, with adjustments for estimated benefits from Social Security and the Company’s Employee Stock Ownership Plan, causing variable compensation each year.
Pursuant to the 2022 Amendments, the participating named executive officers are entitled to annual lifetime payments, beginning on their normal retirement dates as follows:

Name	Annual Amount ($) (1)
Richard Smith	785,000
Craig Carney	272,100
Daniel Bailey	221,700

(1)    In the form of a 100% joint and survivor annuity. If the participant is not married to his current spouse at the time benefit payments commence, such payments will be in the form of single life annuities equal annually to $975,000, $320,000, and $255,000, respectively.
For purposes of the SERP, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under the SERP before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.
The following table presents certain information concerning the benefits of the named executive officers under the SERP as of December 31, 2025:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2025 ($)
Richard Smith	Supplemental Executive Retirement Plan	31	10,462,407	-
Craig Carney	Supplemental Executive Retirement Plan	27	3,558,291	-
Daniel Bailey	Supplemental Executive Retirement Plan	17	1,819,700	-

(1)    The value as of December 31, 2025, is determined using assumptions consistent with those used in Note 22 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 2, 2026. Messrs. Wiese, Fleshood and Gehlmann are not eligible to participate in the SERP.
Annual Proxy Statement 55

Nonqualified Deferred Compensation
Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for the executive under our ESOP for that year. This plan is non-qualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that the executive’s employment with us ends until the benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on contributions made on or after January 1, 2021 to a rate of 1.5% below the Moody Index with a floor of 0.5%.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”

Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to the executive’s account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers who are participants in this plan:

Name	Executive contributions in 2025 ($) (1)	TriCo contributions in 2025 ($)	Aggregate earnings in 2025 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2025 year end ($)
Richard Smith	—	—	52,976	—	713,905
Craig Carney	—	—	69,380	—	981,835
Greg Gehlmann	—	—	5,368	—	83,041

(1) These amounts were included as salary paid to such officer in the summary compensation table on page 49.
(2) The following amounts were included in the summary compensation table on page 49 as above-market interest earned under our executive nonqualified deferred compensation plan: Richard Smith, $15,012, Craig Carney, $17,044 and Greg Gehlmann $923. At December 31, 2025, Messrs. Wiese, Fleshood and Bailey were not participants under the deferred compensation plan.

56 TriCo Bancshares

CEO Employment Agreement
In April 2021, we entered into an amended and restated employment agreement with Richard P. Smith, our President and Chief Executive Officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. As of December 31, 2025, Mr. Smith’s annual base salary was $1,035,000. Mr. Smith is also eligible to receive an annual incentive bonus, equity awards and other awards under the Company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in our 401(k) savings plan, employee stock ownership plan, executive deferred compensation plan and supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of our employees.

The term of Mr. Smith’s employment agreement automatically extends for an additional one-year term unless one party notifies the other party to the contrary not less than six months prior to the anniversary date of the agreement. If Mr. Smith is terminated without cause and not in connection with a change of control, then we will pay to Mr. Smith all amounts earned or accrued as salary and payments equal to the sum of (a) two times his then-current base salary payable in equal payments over a period of 24 months, (b) his annual bonus for the previous year if not yet paid (in a lump sum); and (c) a prorated amount of his target annual bonus for the then-current year through the date of termination. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Mr. Smith’s receipt of any severance benefits is conditioned on him releasing the Company and its affiliates from all legal claims. In addition, Mr. Smith has agreed to protect the Company’s trade secrets and confidential information and, for a period of 12 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

In addition, any incentive compensation paid to Mr. Smith is subject to potential clawback as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

Potential Payments Upon Termination or Change of Control
Change of Control Agreements. Mr. Smith’s employment agreement includes a “double trigger” change of control provision providing (a) if a change of control occurs (as defined in the agreement) and (b) his employment is terminated other than for “cause” (as defined in the agreement) or he terminates employment after a material diminution in his title, duties or responsibilities, a material breach by the employer of the compensation provisions of the agreement, a material breach by the employer of the agreement, or a relocation of his principal location of employment within 24 months after such change of control, then he would be entitled to receive a severance payment equal to (a) three times his annual base salary in effect at the time; plus (b) two and half times his most recent target annual bonus; (c) a prorated portion of his annual target bonus for the fiscal year in which his employment is terminated, based on the number of months elapsed prior to his termination; and (d) reimbursement of up to 18 months of COBRA premiums. Mr. Smith’s receipt of these change in control benefits is conditioned on him releasing us and our affiliates from all legal claims.

We have also entered into change of control agreements with each of our other named executive officers. The agreements contain a “double trigger” provision, providing (a) if a change of control occurs (as defined in the agreements) and (b) the executive’s employment is terminated other than for “cause” (as defined in the agreements) or the executive terminates employment after a substantial and material negative change in title, compensation or responsibilities, or principal location of employment, in each case, within two years after such change of control, then the executive is entitled to receive a severance payment equal (a) two times the executive’s then-current annual base salary; plus (b) two times the executive's most recent annual bonus target for the fiscal year immediately preceding the termination of employment, plus (c) a prorated portion of the
Annual Proxy Statement 57

executive’s annual target bonus for the fiscal year in which the executive’s employment is terminated, based on the number of months of service completed for the year which the executive’s employment terminates; and (d) reimbursement of up to 18 months of COBRA premiums. Receipt of the severance benefits are conditioned on the executive releasing us and our affiliates from all legal claims. In addition, the executive agrees to protect and not disclose our trade secrets.

If, as a result of a change of control, the executive becomes entitled to any payments which are determined to be subject to Internal Revenue Code Section 280G, then the executive’s benefits will be equal to the greater of (1) the benefit under the change of control agreement (or for Mr. Smith, his employment agreement) reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (2) the benefit under the change of control agreement (or for Mr. Smith, his employment agreement) after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon retirement, separation from employment or death. However, if an executive is terminated for cause (as defined in the plan), our compensation and management succession committee can determine in its discretion whether the cumulative interest credited to the executive’s account with respect to deferrals and any contributions made by TriCo are forfeited, in whole or in part. An executive can also elect in advance to receive a distribution of a plan benefit in the event of a change of control (as defined in the plan).

In addition to any advance election to receive a benefit in the event of a change of control, the executive can make an advance election as to the time and form for the benefit distribution after the executive’s separation from employment. In all cases, other than a distribution to satisfy the executive’s severe financial hardship, the executive may elect to receive benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of a benefit until at least 6 months following separation. See “Compensation of Named Executives - Nonqualified Deferred Compensation” for additional information.

Stock Awards. Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all rights to exercise vested options terminate on the date of the executive’s termination. As of December 31, 2025 and the date of this proxy, there were no outstanding options. Typically, unvested RSUs and PSUs are forfeited upon termination of an executive's employment or service. Upon a change in control, the terms of the stock award agreements, the applicable equity incentive plan and/or the acquisition agreement determine treatment of such unvested stock awards. Except with respect to acceleration of PSUs in the event of a change in control, NEOs are not entitled to any additional equity award grants in connection with separation of service, including termination. RSU are not automatically accelerated in the event of a change in control. Upon disability or death, awards are accelerated. However, under certain situations, stock awards granted since 2024 can continue to vest on retirement in accordance with their terms. See “-Termination of Employment/Retirement - Stock Awards” below. Notwithstanding acceleration of any awards, the former employee remains subject to the applicable terms of the award agreement as if the award had remained outstanding for the duration of the original vesting period, including the clawback provisions and post-employment obligations. Any awards not eligible for continued vesting under the terms of the applicable stock award agreements are forfeited and they do not accelerate. The following table shows the value of these unvested RSUs and PSUs based on the closing price of our common stock on December 31, 2025.

Termination of Employment/Retirement - Stock Awards. Beginning in 2024, the RSU and PSU awards granted to our executives provide that if an executive terminates employment at age 62 or older and with at least six years of employment with the Company, all or a portion of the awards may continue to vest despite the executive’s separation of service, provided that the executive has provided at least nine months’ written notice prior to termination, signs a release in favor of the Company and is not terminated for “cause.” The portion of an awards eligible for continued vesting ranges from 20% of the award (if the executive terminates with at least six years of service) to 100% (if the executive terminates with at least 10 years of service). Post-termination vesting is further subject to the executive’s compliance with the award agreements’ confidentiality, non-solicitation and cooperation provisions.

58 TriCo Bancshares

Pursuant to the terms of his PSU and RSU award agreements, up to 80% of Mr. Fleshood’s stock awards representing an aggregate of approximately 10,780 shares of common stock continue to vest following his retirement in December 2025.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control (as defined in the plan), a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. See “Nonqualified Deferred Compensation”. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if retirement or termination had occurred before the change of control. In general, monthly benefit payments begin on the first day of the month after retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if the executive had retired or terminated before a change of control. See “Compensation of Named Executives - Supplemental Executive Retirement Plan” for additional information.

Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with Messrs. Smith and Carney. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our named executive officers upon termination of employment in certain circumstances if termination had occurred on December 31, 2025. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as distributions from the 401(k) plan or ESOP, deferred compensation plans, or any death, disability or post-retirement welfare benefit plans available under broad-based employee plans. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown in the following table, depending on the facts and circumstances actually prevailing at the time of the named executive officers” termination of employment. Furthermore, with respect to the supplemental executive retirement plans and the deferred compensation plan, unless otherwise noted in the footnotes to the table, the NEOs are fully vested in these benefits and therefore such benefits are not accelerated in the event of a change in control. See notes 3, 4 and 6 with respect to these plans and how the numbers in the table with respect to these plans were calculated. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable, subject to applicable law. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the following table:
Annual Proxy Statement 59

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)(6)	Disability ($)	After change in control, involuntary or good reason termination ($) (7)
Richard Smith	Severance pay(1)	—	2,795,310	—	—	—	4,917,675
	Equity award continued vesting or acceleration(2)	—	—	2,475,414	3,441,999	3,441,999	1,320,454
	Supplemental executive retirement plans(3)(6)	—	10,516,922	10,516,922	—	10,516,922	10,516,922
	Deferred compensation plan(4)	181,000	713,905	713,905	713,905	713,905	713,905
	Joint beneficiary agreement(5)	—	—	—	4,358,883	—	—
	Total	181,000	14,026,137	13,706,241	8,514,787	14,672,826	17,468,956
Peter Wiese	Severance pay(1)	—	—	—	—	—	1,679,580
	Equity award continued vesting or acceleration(2)	—	—	—	1,490,874	1,490,874	570,610
	Total	—	—	—	1,490,874	1,490,874	2,250,190
John Fleshood	Severance pay(1)	—	—	—	—	—	—
	Equity award continued vesting or acceleration(2)	—	—	—	—	—	198,750
	Total	—	—	—	—	—	198,750
Craig Carney	Severance pay(1)	—	—	—	—	—	1,411,275
	Equity award continued vesting or acceleration(2)	—	—	782,078	1,085,862	1,085,862	415,637
	Supplemental executive retirement plans(3)(6)	—	3,571,998	3,571,998	—	3,571,998	3,571,998
	Deferred compensation plan(4)	391,026	981,835	981,835	981,835	981,835	981,835
	Joint beneficiary agreement(5)	—	—	—	1,181,524	—	—
	Total	391,026	4,553,833	5,335,911	3,249,221	5,639,695	6,380,745
Dan Bailey	Severance pay(1)	—	—	—	—	—	1,478,390
	Equity award continued vesting or acceleration(2)	—	—	—	1,137,732	1,137,732	435,575
	Supplemental executive retirement plans(3)(6)	—	2,086,150	1,481,167	—	2,086,150	2,086,150
	Total	—	2,086,150	1,481,167	1,137,732	3,223,882	4,000,115
Greg Gehlmann	Severance pay(1)	—	—	—	—	—	1,006,695
	Equity award continued vesting or acceleration(2)	—	—	295,617	684,203	684,203	261,919
	Deferred Compensation Plan(4)	58,120	83,041	83,041	83,041	83,041	83,041
	Total	58,120	83,041	378,658	767,244	767,244	1,351,655

(1)    Paid pursuant to existing employment or change in control agreements. Payment based on annual base salary as of December 31, 2025. For change in control severance, assumes no COBRA reimbursement payments. See also “Compensation of Named Executives - CEO Employment Agreement” and “Potential Payments Upon Termination or Change in Control - Change in Control Agreements”.
(2)    With respect to Retirement or Voluntary Resignation: For employees in good standing who have retired/resigned and have met the Retirement/Full Career Eligibility Requirements described in the appliable stock award agreements, awards continue to vest over
60 TriCo Bancshares

time on their original schedule. The awards shown represent the value of RSUs and PSUs at December 31, 2025 that would continue to vest for Messrs. Smith, Carney and Gehlmann because they have met certain age and continuous service criteria. Messrs. Wiese and Bailey have not yet met the minimum Retirement/Full Career Eligibility Requirements. Awards are subject to continuing post-employment obligations to the Company during this period. At December 31, 2025, the percentage of awards that are eligible for continuous vesting (based on age and years of continuous service) are as follows: Messrs. Smith and Carney - 100%; Mr. Fleshood - 80%: Mr. Gehlmann 60%; and Messrs. Wiese and Bailey - 0%. See also “Potential Payments Upon Termination or Change in Control - Stock Awards” and “- Termination of Employment/Retirement - Stock Awards”
With respect to Death or Disability: Vesting on all outstanding equity awards is accelerated. The value of accelerated equity award vesting represents the sum of:
(a) the value of the accelerated vesting of PSUs at December 31, 2025. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2025. The number of PSU shares earned is based on actual performance measured through December 31, 2025; and further pro-rated for the performance period through December 31, 2025, over the full three-year period. The closing price of our common stock on December 31, 2025, was $47.37 per share. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control; and
(b) the value of the accelerated vesting of RSUs at December 31, 2025. The closing price of our common stock on December 31, 2025, was $47.37 per share. See also “Potential Payments Upon Termination or Change in Control - Stock Awards” and “- Termination of Employment/Retirement”.
With respect to After Change in Control, Involuntary or Good Reason: The value of accelerated equity award vesting represents the value of the accelerated vesting of PSUs at December 31, 2025. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2025. The number of PSU shares earned is based on actual performance measured through December 31, 2025; and further pro-rated for the performance period through December 31, 2025, over the full three-year period. The closing price of our common stock on December 31, 2025, was $47.37 per share. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control. RSUs do not automatically accelerate under a change of control.
(3)    Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2025, as adjusted to reflect the effect of vesting considerations in the termination situations indicated. Note: Messrs. Smith and Carney are fully vested under the plans and therefore there is no acceleration due to any particular event (including a change in control). With respect to Mr. Bailey, because Mr. Bailey has not yet reached the age of 62, there could be an Internal Revenue Code (IRC) Section 280G value attributable to the SERP Benefit equal to the difference in the value of the Normal Retirement Benefit and the Early Retirement Benefit (each as defined in the SERP), as calculated under IRC Section 280G. Values are only presented for information as actual value is paid out over time in the form of annual lifetime payments. See also “Compensation of Named Executives - Supplemental Executive Retirement Plan” and “Potential Payments Upon Termination or Change in Control - Supplemental Executive Retirement Plans” .
(4)    The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Note, however, that participants are fully vested in amounts deferred and interest earned on such deferrals. Furthermore, Mr. Smith has elected to receive a lump sum payment following termination as an employee; Mr. Carney has elected to receive a distribution in five annual installments upon retirement (in other situations, he will receive ten equal annual installments); and Mr. Gehlmann has elected to receive five annual installments in the event of separation from service or a change in control. In calculating the value of deferred compensation plans in the event of Involuntary Termination for Cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on deferrals and any contributions made by us. See also “Compensation of Named Executives - Nonqualified Deferred Compensation” and “Potential Payments Upon Termination or Change in Control - Nonqualified Deferred Compensation Plans”.
(5)    Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement as well as potential payments under the supplemental executive retirement plan. Actual amounts could vary based on interpretations of possible set offs among the various agreements in the event of death.
(6)    In the event any of Messrs. Smith, Carney or Bailey predecease their spouse, their spouse will be entitled to the annual lifetime payment under their SERPs. See “Compensation of Named Executives - Supplemental Executive Retirement Plan”.
(7)    Assumes no cut back due to such benefits resulting in an “excess parachute payment” under IRC Section 280G, though our employment agreements and change in control agreements generally provide for such potential reduction. See “Potential Payments Upon Termination or Change in Control - Change of Control Agreements.”

Regardless of the manner in which an executive’s employment terminates, the executive is also generally entitled to receive amounts earned during the executive’s term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from exercises of vested stock options and vested restricted stock, and amounts contributed under our 401(k) savings plan and our ESOP.

Annual Proxy Statement 61

CEO Pay Ratio
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable regulations.
For 2025:

•A new median employee was selected for 2025 utilizing annualized base salary, in accordance with SEC rules, with updated relative compensation for the median employee and the CEO to determine the CEO pay ratio. A new employee was selected following the prior median employee being in place for three years.
•The annual total compensation of our median employee was $96,862; and
•The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $2,993,806.

Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 31:1 compared to 32:1 in the prior year, primarily due to the selection of a new median employee and the Bank’s continued focus on maintaining competitive compensation to attract and retain talent. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the Company in furtherance of our customers’ and shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.

The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. A new median employee was selected for 2025.

To determine the pay ratio, we took the following steps:

Our median employee was identified in 2025 using our employee population of 1,138 individuals on February 6, 2026. This population consisted of full-time, part-time, seasonal and temporary employees of TriCo and each of its direct and indirect subsidiaries. To identify the median employee, we compared base salaries, for all employees, excluding our CEO. We annualized the compensation of any permanent employee who was not an employee of TriCo for the entirety of 2025. As noted earlier, SEC rules allow us to use the same median employee for 2026 and 2027 (a full-time, hourly employee). For 2025, we calculated such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and the median employee’s company paid health and welfare benefits.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement, plus the value of company paid health and welfare benefits, which are not required to be disclosed in the Summary Compensation Table but which are included for purposes of this pay ratio disclosure in order to present a more complete picture of the median employee’s and CEO’s total compensation. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k).

This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provides significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the compensation and management succession committee nor our management used our fiscal 2025 CEO to median employee pay ratio in making compensation decisions.
62 TriCo Bancshares

Pay Versus Performance
The following table provides information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company, as required by Item 402(v) of Regulation S-K. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “2025 Summary of Compensation Decisions” beginning on page 32.

Year	Summary Comp for PEO ($) (1)	Comp Actually Paid to PEO ($) (6)	Average Summary Comp for Non-PEO NEOs ($) (2)	Average Comp Actually Paid to Non-PEO NEOs ($) (6)	Value of Initial Fixed $100 Investment Based on (3):		Net Income ($)	Return on Average Tangible Common Equity (5)
					TSR ($)	Peer Group TSR ($) (4)
2025	2,981,248	3,793,851	1,065,238	1,403,669	154.74	131.59	121,558,000	12.58%
2024	2,896,621	3,146,985	1,209,547	1,285,047	123.34	109.09	114,868,000	13.28%
2023	3,097,841	2,361,529	1,302,528	941,214	117.37	80.70	117,390,000	15.52%
2022	2,511,604	6,861,267	1,128,277	1,910,480	134.99	83.86	125,419,000	16.85%
2021	2,833,364	3,581,851	1,361,521	1,519,885	111.05	110.39	117,655,000	16.50%

(1)    Richard Smith was the Principle Executive Officer (PEO) for each of the years presented.
(2)    Non-PEO Named Executive Officers (NEOs) consisted of Peter Wiese, John Fleshood, Craig Carney and Dan Bailey for each of the years presented. For 2025, also includes Greg Gehlmann.
(3)     Assumes $100 invested in our common shares on December 31, 2020 and reinvestment of all dividends.
(4)    The peer group used by the Company consists of the index used in the Company’s performance graph as required by item 201(e) of Regulation S-K and reported in Part II, item 5 of its annual report on Form 10-K for the fiscal year ended December 31, 2025, named the S&P Western Bank Index.
(5)    Our Company-Selected Measure is Return on Average Tangible Common Equity, which is a non-GAAP measure (net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity (average shareholders’ equity, less average tangible assets)). See our reconciliation at Appendix A.
(6)    Compensation ‘actually paid’ is calculated in accordance with Item 402(v) of Regulation S-K. The tables below sets forth each adjustment made during each year presented in the table to calculate the compensation ‘actually paid’ to our PEO and NEOs during each years presented:

Annual Proxy Statement 63

Adjustments to Determine Compensation ‘Actually Paid’ to PEO	2025	2024	2023	2022	2021
Pension Plans
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	(69,527)	(13,537)	(138,132)	(14,658)	(14,856)
Increase for “Service Cost” for pension plans	66,950	74,635	68,694	550,415	559,097
Increase for “Prior Service Cost” or “Amendments” for pension plans	—	—	—	2,031,799	(6,736)
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(758,458)	(690,574)	(862,084)	(867,813)	(731,456)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—	—
Fair value at year-end of awards granted during year that remain outstanding and unvested as of year-end	1,031,883	974,763	1,027,714	1,297,649	620,036
Vest date fair value of awards granted during year that vested during covered year	—	—	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	(412,640)	27,018	(242,369)	1,160,444	155,641
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	954,395	(121,941)	(590,135)	191,827	166,761
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—	—	—
Increase based on dividends or other earnings paid during covered year	—	—	—	—	—
Total Adjustments	812,603	250,364	(736,312)	4,349,663	748,487

64 TriCo Bancshares

Adjustments to Determine Average Compensation ‘Actually Paid’ to Non-PEO NEOs	2025	2024	2023	2022	2021
Pension Plans
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	(59,625)	(12,197)	(77,330)	(4,410)	(4,685)
Increase for “Service Cost” for pension plans	21,057	19,182	17,153	65,896	88,476
Increase for “Prior Service Cost” or “Amendments” for pension plans	—	—	—	27,300	(2,132)
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(226,223)	(255,750)	(319,067)	(318,908)	(294,918)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—	—
Fair value at year-end of awards granted during year that remain outstanding and unvested as of year-end	299,315	361,003	380,355	499,495	249,994
Vest date fair value of awards granted during year that vested during covered year	—	—	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	46,606	12,282	(141,403)	446,676	57,883
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	257,300	(49,020)	(221,022)	66,154	63,746
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—	—	—
Increase based on dividends or other earnings paid during covered year	—	—	—	—	—
Total Adjustments	338,430	75,500	(361,314)	782,203	158,364

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our non-CEO NEOs for the fiscal year ended December 31, 2025:

Most Important Performance Measures
Net income
Total shareholder return (TSR)
Return on average tangible common equity
Pre-tax pre-provision return on average equity
Efficiency Ratio
Nonperforming Assets to Total Assets

While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay for Performance table. Moreover, as we seek to incentivize long-term performance, the changes in compensation values as reported in the reconciling tables above and identified as “compensation that is actually paid” (as defined
Annual Proxy Statement 65

by the SEC rules) for any covered year may not specifically align with the company’s performance measures. For descriptions and additional details regarding our most important financial performance and other measures, please see the discussion in our Compensation Discussion and Analysis (CD&A) section beginning on page 30 .

Narrative Disclosure to Pay Versus Performance Table

The graphs below compare the compensation actually paid (“CAP”) to our PEO as well as the average compensation actually paid to our non-PEO NEOs, with:

•The Company’s cumulative TSR and the peer group’s cumulative TSR
•The Company’s net income
•The Company selected measure, which is the return on average tangible common equity

CAP vs. TSR
8,000
6,000
4,000
2,000
—
175.00
150.00
125.00
100.00
Compensation ($000s)
Total Shareholder Return on $100 Invested 12/31/20
12/31/21
12/31/2022
12/31/2023
12/31/2024
12/31/2025
PEO Compensation actually paid
Average Non-PEO NEO Compensation actually paid
TCBK value of $100 invested 12/31/2020
Peer group value of $100 invested 12/31/2020

66 TriCo Bancshares

CAP vs. Net Income
8,000
6,000
4,000
2,000
–
Compensation ($000s)
120,000
100,000
80,000
60,000
Net Income ($000s)
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25
PEO Compensation actually paid
Average Non-PEO NEO Compensation actually paid
Net Income ($ Million)

CAP vs Return on Average Tangible Common Equity
Compensation ($000s)
8,000
6,000
4,000
2,000
—
18.00%
16.00%
14.00%
12.00%
Return on Average Tangible Common Equity (%)
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25
PEO Compensation actually paid
Average Non-PEO NEO Compensation actually paid
Return on average tangible common equity

Annual Proxy Statement 67

PROPOSAL 3

AMEND THE COMPANY’S BYLAWS TO ELIMINATE CUMULATIVE VOTING

The Board is asking the Company’s shareholders to approve and adopt an amendment to the Company’s Bylaws to eliminate cumulative voting rights in the election of directors.

After careful consideration and upon the recommendation of the nominating and corporate governance committee, the Board unanimously determined that it is in the best interests of the Company and its shareholders to amend the Company’s Bylaws to eliminate cumulative voting and directed the proposed amendment be submitted to shareholders for approval at the Annual Meeting.

Background. Our Bylaws permit shareholders to cumulate their votes in the election of directors. This means that a shareholder has a number of votes in an election of directors that is equal to the number of shares owned by such shareholder multiplied by the number of directors being elected. If any shareholder requests cumulative voting in the election of directors at a meeting, then all shareholders may cast those votes for the nominees as they choose. For example, all votes may be cast for one nominee, or votes may be apportioned among two or more nominees. Because a shareholder can cumulate all of their votes and vote them all “for” one or several nominees, cumulative voting may enable a shareholder or group of shareholders holding a relatively small number of shares to elect one or more directors by cumulating their votes. Cumulative voting is only available for director elections.

The California General Corporation Law (“CGCL”) permits a listed corporation to amend its Bylaws to eliminate cumulative voting, subject to shareholder approval. A listed corporation is defined under the CGCL as a corporation with outstanding shares listed on certain exchanges such as the New York Stock Exchange and the NASDAQ Stock Market. The Company is currently a listed corporation because its common stock trades on the NASDAQ Stock Market.

If this proposal is approved, in order to eliminate cumulative voting, TriCo will amend its Bylaws to expressly provide that no holder of shares of any class shall have any cumulative voting rights in an election of directors.

Reasons for Eliminating Cumulative Voting. The Board believes that the elimination of cumulative voting is in the best interests of the Company and its shareholders for the following reasons:

•“One Share, One Vote” Framework is Prevailing Standard. A system in which shareholders can cast one vote per share for each director nominee is the prevailing election practice among large U.S. public companies. As of the date of this proxy statement, approximately 96% of S&P 500 companies do not permit cumulative voting. Eliminating cumulative voting will bring TriCo into conformity with the most common voting standard.

•Directors Should Represent All Shareholders. The Board believes that each director should represent the interests of, and be accountable to, all shareholders, rather than the interests of a minority shareholder or a special constituency. With cumulative voting, a shareholder or group of shareholders holding a relatively small number of shares may be able to elect one or more directors by cumulating votes, potentially to pursue their own agenda or interests.

•Majority Vote Resignation Policy. Under the Company’s Corporate Governance Guidelines, a nominee for director in an uncontested election who receives a greater number of “withhold” votes than votes “for” his or her election shall tender his or her resignation, which the Board may accept or reject. This policy is intended to allow the Board to consider whether a nominee disfavored by most shareholders should serve as a director. The Board believes that cumulative voting runs contrary to the rationale for the Majority Voting Resignation Policy because it potentially allows relatively small shareholders to elect directors who are not supported by the holders of a majority of our shares.

•Annual Elections. All TriCo directors stand for election at the annual meeting of shareholders each year. With the annual election of all directors, cumulative voting increases the risk that a minority shareholder could take disruptive actions in opposition to the wishes of the holders of a majority of our shares.
68 TriCo Bancshares

•Proxy Access. Under SEC rules and TriCo’s Bylaws, qualified shareholders have the right to submit director nominations for inclusion in TriCo’s proxy statement and proxy card, which is sometimes referred to as “proxy access.” Cumulative voting could produce adverse consequences with proxy access. Cumulative voting increases the risk that minority shareholders with a relatively small economic interest TriCo could use the proxy access right to elect directors who are unsupported by a large percentage of our shareholders. Minority shareholders with special interests and goals inconsistent with those of the holders of a majority of our shares could use the proxy access right, coupled with cumulative voting, to elect one or more directors whose interests are aligned with the minority group responsible for the directors’ election, rather than with TriCo and the holders of a majority of our shares. The election of such directors could result in Board dysfunction and impair the ability of our Board to act in the best interests of TriCo and all of its shareholders.
•Independent Lead Director. The Board of Directors has an active and empowered Independent Lead Director. Our Independent Lead Director, together with the other independent directors (10 of our 11 directors), exemplifies objective independent Board leadership.
•Corporation Governance Best Practices. Our Bylaws and the CGCL permit special meetings of shareholders to be called upon the demand of holders representing an aggregate of 10% of our outstanding common stock and permit our shareholders to act by written consent.

Neither management nor the Board is aware of any current attempt by shareholders of the Company to elect a director by using cumulative voting to achieve minority representation on the Board.

Text of Amendment to Bylaws. If this proposal is approved, TriCo will amend its Bylaws as necessary to reflect the elimination of cumulative voting rights. We expect this change will be implemented by revising the current Section 11 of our Bylaws, which currently provides for cumulative voting. The proposed language to amend Section 11 of our Bylaws is set forth in Appendix B to this Proxy Statement.

The Board has approved the proposed amendment. If our shareholders approve this proposal, the proposed amendment will become effective immediately.

If this proposal is not approved by our shareholders, our shareholders will continue to have the right to cumulative votes in the election of directors.

Vote Required. Approval of this proposed requires the affirmative voting of holders of a majority of the shares of common stock outstanding as of the record date.

Recommendation. The Board of Directors recommends that you vote “FOR” the proposal to amend TriCo’s bylaws to eliminate cumulative voting as described in this proxy statement.
Annual Proxy Statement 69

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:

In accordance with its written charter, the audit committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and Baker Tilly US, LLP (“Baker Tilly”) the audited financial statements for the year ended December 31, 2025 and Baker Tilly’s evaluation of the Company’s internal control over financial reporting. The audit committee has discussed with Baker Tilly the matters that are required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Baker Tilly has provided the audit committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Baker Tilly that firm’s independence. The audit committee has concluded that Baker Tilly’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Baker Tilly’s independence.

The audit committee discussed with the Company’s internal auditors and Baker Tilly the overall scope and plans for their respective audits. The audit committee met with the internal auditors and with Baker Tilly, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the audits and discussions referred to above, the audit committee, on February 19, 2026, recommended to the Board, and the Board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Respectfully submitted:

Kimberley H. Vogel (Chair)
John S.A. Hasbrook
Kirsten E. Garen
Martin A. Mariani
Jon Y. Nakamura

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Baker Tilly US, LLP
Our audit committee has selected the firm of Baker Tilly as our independent registered accounting firm for 2026. At the meeting, shareholders will be asked to ratify that selection. For 2025, fees include fees paid to Moss Adams LLP prior to its merger with and into Baker Tilly. Baker Tilly continued to serve as the Company’s independent registered public accounting firm for the rest of the fiscal year ended December 31, 2025. For 2024, the table reflects fees paid to Moss Adams LLP. It is expected that representatives of Baker Tilly will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.
70 TriCo Bancshares

If shareholders fail to ratify the appointment of Baker Tilly, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.

Accounting Firm Fees
The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Baker Tilly to the Company and its related entities for the last two fiscal years. As noted earlier, on June 2, 2025, Moss Adams LLP (the Company’s then-current independent registered public accounting firm) merged with and into Baker Tilly; therefore, fees paid prior to the merger were paid to Moss Adams LLP. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the audit committee. The audit committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2025	2024
Audit fees (1)	$805,000	$778,000
Audit-related fees (2)	65,250	62,700
Tax fees	—	—
All other fees (3)	—	—
Total	$870,250	$840,700

(1)    For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls.
(2)    For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC, and audits of separate subsidiary financial statements.
(3)    For accounting and auditing consultation services.

OTHER INFORMATION

Delinquent Section 16(a) Reports
Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the SEC. To the best of our knowledge, except as disclosed herein, all required filings in 2025 were timely made. In 2025, due to delays in obtaining EDGAR Next filing credentials, each of Messrs. Smith, Carney and Bailey, filed two late Form 4s reporting the acquisition of shares upon the vesting of stock awards and related withholding of shares for tax liabilities on October 21, 2025 and December 1, 2025. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. These materials may also be accessed on our website at https://www.tcbk.com/investor-relations.

How to Contact the Board / Independent Lead Director
Shareholders may direct questions to any director, including the independent lead director, by mail to: TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the independent lead director. The independent lead director monitors these messages and replies appropriately. The current independent lead director is Corey W. Giese. We also encourage shareholders to attend the meeting to ask questions of directors concerning TriCo.
Annual Proxy Statement 71

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (844) 920-1189 or visit https://tcbk.ethicspoint.com. Employee comments regarding financial matters will be promptly delivered to the chair of the audit committee, Kimberley H. Vogel.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers provide information about the meeting, the matters to be voted upon at the meeting, and other information.

1.Q:    Why am I receiving these materials?
A.The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place on May 21, 2026, and any adjournments and postponements of the annual meeting, which we refer to as the “meeting.” As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

If you received a paper copy of the proxy materials this year, but in the future would like to receive the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.

2.Q:    What information is contained in these materials?
A.The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information.

3.Q:    How can I access TriCo’s proxy materials and Annual Report electronically?
A.This proxy statement and the 2025 Annual Report are available on TriCo’s website at www.tcbk.com. Click on “About,” then “Investor Relations”. Most shareholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this proxy statement is separate from and not a part of or incorporated by reference into this proxy statement.

If you are a shareholder of record, you can choose this option and save TriCo the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your TriCo shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access TriCo’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be
72 TriCo Bancshares

revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to https://www-us.computershare.com/investor.

4.Q:    Who is entitled to vote at the meeting?
A.Only shareholders of record at the close of business on the record date of March 31, 2026 may vote at the meeting. As of the record date, 31,910,590 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date, subject to the rules regarding cumulative voting in the election of directors.

5.     Q:    What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?
A.Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and the Notice (and any proxy materials you may request) are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. Please follow the instructions in the Notice on how to vote your shares.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee how to vote your shares for you. If you are a beneficial owner and want to vote your shares in person at the meeting, you must obtain a legal proxy from your broker or nominee and bring it to the meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name in connection with the meeting. Please contact your broker or nominee for instructions regarding obtaining a legal proxy because your broker will not automatically supply one to you. While may also vote in person at the meeting with a legal proxy from your broker or nominee, we encourage you to vote your shares now even if you plan to attend the meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, then your broker or nominee may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. We expect that the ratification of the selection of our independent registered public accounting firm will be a “routine” matter and that the election of directors, the amendment to our Bylaws, and the advisory vote on executive compensation will be “non-routine” matters. Whether a proposal is considered routine or non-routine is ultimately subject to New York Stock Exchange rules and final determination by such exchange. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform us that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote."

Even with respect to routine matters, some brokers choose not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

6.Q:    What may I vote on at the meeting?
A.You may vote to elect 11 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on an advisory proposal concerning our executive compensation, on a proposal to amend our Bylaws
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to eliminate cumulative voting, and to ratify the selection of Baker Tilly as our independent registered public accounting firm for 2026.

7.Q:    How are votes counted?
A.In the election of directors, you may vote FOR all of the director nominees, or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our Bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. The 11 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. However, under the Company’s majority vote withhold policy, if a director receives more “withhold” votes than “for” votes, the director is required to submit a resignation to the nominating and corporate governance committee for its consideration. See “Corporate Governance, Board Nomination and Board Committees—Majority Election of Directors.

You may vote FOR or AGAINST or ABSTAIN when voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN when voting on the proposal concerning the amendment to our bylaws to eliminate cumulative voting. The proposal will be adopted if shareholders holding a majority of the shares of our common stock outstanding as of the record date vote in favor of the proposal.

You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Baker Tilly as our independent registered public accounting firm for 2026. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

8.Q:    How are abstentions and broker non-votes treated?
A.Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions, withheld votes and broker non-votes will not impact the election of directors, subject to our majority vote withhold policy. On the proposal to amend our Bylaws to eliminate cumulative voting, abstentions and broker non-votes will have the same effect as a vote against the proposal. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.

9.Q:    Can I change my vote?
A.If you are a holder of record, you may revoke your proxy at any time before the meeting by:
•providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
•appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote because they will require action prior to the meeting date.

74 TriCo Bancshares

10.Q:    What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?
A.For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust. If you hold shares of common stock through such plan and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.

11.Q:    What does it mean if I get more than one proxy card?
A.If your shares are registered differently and are held in more than one account, then you may receive more than one set of proxy materials or proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare at PO BOX 43006, Providence, RI, 02940-3006 150 Royall St, Suite 101, Canton, MA, 02021. Phone: (800) 676-0712 or (201) 680-6578.

12.Q:    Who may attend the meeting?
A.All shareholders who owned shares of our common stock as of the close of the market on March 31, 2026, may attend the meeting in person. The meeting will begin promptly at 11:00 a.m. Pacific Time, on May 21, 2026, at the Company’s headquarters at 63 Constitution Drive, Chico, CA 95973.

ESOP Participants: If you are a participant of the TriCo Bancshares Employee Stock Ownership Plan (the “Plan”), you will receive a proxy that covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Cory W. Giese, Michael W. Koehnen, and Richard P. Smith). If a participant does not provide the Trustees with written instructions before 5:00 p.m. Pacific Time on May 20, 2026, the Trustees will vote a participant's shares held in the Plan in the same proportion as the shares for which instructions are received from other participants in the Plan.

As always, we encourage Plan participants to vote prior to the meeting; please be prepared to provide the control number from your Notice or proxy card.

13.Q:    How will voting on any other business be conducted?
A.We do not know of any business to be considered at the meeting other than election of 11 directors, the advisory vote on executive compensation, the proposal to amend our bylaws and the ratification of Baker Tilly US, LLP as our independent registered public accounting firm for 2026. If any other business is properly presented at the meeting, including matters concerning the conduct of the meeting, such as adjourning the meeting to another time or place, your proxy gives the proxy holders the authority to vote on these matters in their best judgment.

14.Q:    Where and when will I be able to find the results of the voting?
A.The preliminary results of the voting will be announced at the meeting. We will publish the final results in a report on Form 8-K that we file with the SEC following the meeting.

15.Q:    Is my vote confidential?
A.Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third
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parties except as necessary to meet applicable legal requirements, to allow for the counting and certification of votes, or to help our Board solicit proxies.

16.Q:    When are shareholder proposals for the 2027 annual meeting due?
A.If you intend to submit a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2027 annual meeting under SEC Rule 14a-8, we must receive your proposal at our executive offices, located at 63 Constitution Drive, Chico, CA 95973, no later than December 18, 2026, provided that if we change the date for the 2027 annual meeting by more than 30 days from the anniversary date of the 2026 Annual Meeting (which anniversary will be May 21, 2027), then we must receive your proposal at our executive offices a reasonable time before we begin to print and send the proxy materials for our 2027 annual meeting. Your proposal will be subject to the requirements and conditions of SEC rule 14a-8.

If you intend to (1) present a shareholder proposal at the 2027 annual meeting other than under SEC Rule 14a-8 or (2) nominate a candidate for director at the 2027 annual meeting, our bylaws required that we receive notice of your proposal or nomination not earlier than 120 days before nor later than 90 days before the anniversary date of the 2026 annual meeting, provided that if the 2026 annual meeting is called for a date that is not within 30 days of May 21, 2027 (the anniversary of the 2026 annual meeting), then we must receive notice of your proposal or nomination not later than ten calendar days following the day on which we first publicly announce the date of the 2027 annual meeting. If you intend to present a shareholder proposal at the 2027 annual meeting other than under SEC Rule 14a-8, your notice must include the information about you and your proposal that is set forth in Section 14 of our bylaws. If you intend to nominate a candidate for election as a director at the 2027 annual meeting, your notice must include the information about you and your proposed nominees that is set forth in Section 18 of our bylaws. For a summary of these requirements, see “Shareholder Nominations” on page 23. In addition, if you intend to include your director nominees in our proxy materials and will solicit proxies in accordance with SEC Rule 14a-19, then you must also comply with the requirements of that rule.

The above is only a summary of the requirements. Shareholders who intend to propose business to be acted upon or to nominate a candidate for director at our 2027 annual meeting are urged to read our bylaws, which specify the information and notice requirements in more detail. Our current bylaws were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 23, 2023.

17.    Q:    Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?
A.We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We have retained Georgeson LLC to assist us with the solicitation of proxies for an estimated fee of $23,000 plus expenses.

18.    Q:    What is householding?
A.If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Annual Meeting. This procedure, known as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Notice of Annual Meeting to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Notice of Annual Meeting, you may be able to request householding by contacting your broker, bank or other nominee.
76 TriCo Bancshares

APPENDIX A: Reconciliation of GAAP and Non-GAAP financial measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). Management has presented the following non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.

Below is a reconciliation of GAAP and non-GAAP financial measures found within the Company’s 2025 Executive Incentive Plan Results beginning on page 40 and Pay versus Performance data beginning on page 63.

(in thousands)	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
Return on tangible common equity
Average total shareholders' equity	$1,286,959	$1,200,140	$1,102,436	$1,074,437	$972,214
Exclude average goodwill	304,442	304,442	304,442	287,904	220,872
Exclude average other intangibles	5,498	8,592	13,611	15,901	15,131
Average tangible common equity (Non-GAAP)	$1,596,899	$887,106	$784,383	$770,632	$736,211

Net income (GAAP)	$121,558	$114,868	$117,390	$125,419	$117,655
Exclude amortization of intangible assets, net of tax effect	1,381	2,900	4,309	4,461	3,849
Tangible net income available to common shareholders (Non-GAAP)	$122,939	$117,768	$121,699	$129,880	$121,504

Return on average equity	9.45%	9.57%	10.65%	11.67%	12.10%
Return on average tangible common equity (Non-GAAP)	12.58%	13.28%	15.52%	16.85%	16.50%

(in thousands)	December 31, 2025	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
Pre-tax pre-provision return on average assets
Net income (GAAP)	$121,558	$114,868	$117,390	$125,419	$117,655
Exclude provision for income taxes	44,601	40,236	43,515	48,488	46,048
Exclude provision for credit losses	12,063	6,632	23,990	18,470	(6,775)
Net income before income tax and provision expense (Non-GAAP)	$178,222	$161,736	$184,895	$192,377	$156,928

Average assets (GAAP)	$9,854,786	$9,757,326	$9,870,189	$9,771,601	$8,209,673

Return on average assets (GAAP) (annualized)	1.23%	1.18%	1.19%	1.28%	1.43%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.81%	1.66%	1.87%	1.97%	1.91%

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APPENDIX B: Proposed Amendment to By laws

Proposed amendment to Section 11 of TriCo Bancshares bylaws (deletions are indicated by strikeouts and additions are indicated by underlining).

Section 11.Voting Rights~~; Cumulative Voting~~. Only persons in whose names shares entitled to vote stand on the stock records of the Corporation at the close of business on the record date fixed by the Board of Directors as provided in Section 43 for the determination of shareholders of record shall be entitled to notice of and to vote at such meeting of shareholders. If no record date is fixed, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given; and the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later.

Except ~~as provided in the next following sentence and except~~ as may be otherwise provided in the Articles of Incorporation, each shareholder entitled to vote shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders. Shareholders shall not be entitled to cumulate votes in the election of directors. ~~In the election of directors, each such shareholder complying with the following paragraph may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.~~

~~No shareholder shall be entitled to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, such fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.~~

In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Voting may be by voice or ballot, provided that any election of directors must be by ballot upon the demand of any shareholder made at the meeting and before the voting begins.

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